EXHIBIT 10.1
Asset Purchase Agreement

ASSET PURCHASE AGREEMENT

BY AND AMONG

ASHERXINO CORPORATION,
A DELAWARE CORPORATION,

BAYO ODUNUGA,
AN INDIVIDUAL,

PATRICK OKORODUDU,
AN INDIVIDUAL

AND

ASHER MHG FOUNDATION,
AN INDIANA NONPROFIT FOUNDATION

Dated as of June 30, 2009

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (“Agreement”) is entered into as of June 30, 2009 by and among AsherXino Corporation, a Delaware corporation (“AsherXino”), and the individuals and entity listed on Schedule A hereto (each a “Seller” and, together, “Sellers”).

RECITALS

WHEREAS, Asher Energy Corporation, acting on behalf of Sellers, as their agent, previously entered into (i) that certain Memorandum of Agreement dated March 14, 2009 with Sigmund Oilfield Limited (the “Memorandum of Agreement”), a copy of which is attached hereto as Exhibit A, and (ii) that certain Farm In Agreement dated March 14, 2009 with Sigmund Oilfield Limited (for Grasso Nigeria Limited) (the “Farm In Agreement”), a copy of which is attached hereto as Exhibit B;

WHEREAS, Asher Energy Corporation, acting on behalf of Sellers, as their agent, is currently in the process of negotiating and consummating a Production Sharing Contract with Sigmund Oilfield Limited (for Grasso Nigeria Limited) and Nigerian National Petroleum Corporation (the “Production Sharing Contract”); and

WHEREAS, Sellers desire to sell to AsherXino all of their right, title and interest in and to the Memorandum of Agreement, the Farm In Agreement and the proposed Production Sharing Contract (together, the “Interest”) and AsherXino desires to purchase the Interest from Sellers, in each case upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1.

(a)  “Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banks are required or authorized to close in the United States.

(b) “Damages” shall mean any and all loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) or diminution of value arising from or in connection with (i) any inaccuracy, in any material respect, in any of the representations and warranties of Sellers in this Agreement, or any actions, omissions or statements of fact inconsistent with any such representation or warranty, (ii) any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any third party with Sellers in connection with any of the transactions contemplated by this Agreement, or (iii) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or actions of Sellers prior to the Closing Date.

(c) “Securities Act” shall mean the Securities Act of 1933, as amended.

ARTICLE II.
SALE AND PURCHASE

Section 2.1. Agreement to Sell and to Purchase.

On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 6.1), AsherXino shall purchase from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to AsherXino, the Interest.  With regard to Sellers’ Interest in the Production Sharing Contract, Sellers hereby agree to take such other action and execute such additional documents as may be necessary to carry out the sale, assignment, conveyance and delivery to AsherXino of the Interest within a reasonable time following the execution of a final, binding and enforceable Production Sharing Contract, but in no event longer than six (6) months from the Closing Date (as defined in Section 6.1).

Section 2.2. Purchase Price.

Subject to the terms and conditions of this Agreement, at the Closing, AsherXino agrees to issue to each Seller, and each Seller agrees to accept, that number of shares of the Company’s Common Stock (the “Shares”) set forth opposite such Seller’s name on Schedule A hereto (the “Purchase Price”).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller jointly and severally represents and warrants to AsherXino as set forth in this Article III:

Section 3.1. Organization, Authorization and Enforceability

(a) Asher MHG Foundation is a nonprofit foundation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Each Seller has full power and authority to execute and deliver this Agreement and related documents, and the execution and delivery by each Seller of this Agreement and such related documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of each Seller (as applicable).

(c) This Agreement has been duly and validly executed and delivered by each Seller and constitutes, and the other agreements and instruments to be executed and delivered by each Seller pursuant hereto, upon their execution and delivery by each Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by AsherXino), legal, valid and binding agreements of each Seller, enforceable against each Seller in accordance with their respective terms.

Section 3.2. Representations and Warranties regarding Securities Matters

(a) Each Seller is an “accredited investor” as such term is defined in Regulation D under the Securities Act, and each Seller is acquiring the Shares for investment purposes, and not with a view to selling or otherwise distributing such Shares in violation of the Securities Act or the securities laws of any state.

(b) Sellers have had an opportunity to ask and receive answers to any questions they may have had concerning the terms and conditions of this Agreement and the issuance of the Shares and have obtained any additional information that they have requested.

(c) Sellers are able to bear the economic risk of owning the Shares for an indefinite period of time.  Sellers are aware that the Shares cannot be sold, transferred or offered for sale unless: (i) there is an effective registration statement for the Shares as securities under the Securities Act and qualification under any applicable state securities law; or (ii) such transfer is made in compliance with Rule 144 under the Securities Act and pursuant to qualification under any applicable state securities law or exemption therefrom.

Section 3.3 Status of Assets.

(a)            As of the date hereof and at the Closing, no person or entity other than Sellers has any interest in or claim to any of the Interest, other than as expressly specified in the Memorandum of Agreement, Farm In Agreement, or Production Sharing Contract.

(b)            The transfer of the Interest from Sellers (through Asher Energy Corporation) to AsherXino shall not constitute a fraudulent transfer, distribution or violation of any statutory provision relating to transfers from an entity to its shareholders.

(c)            Neither the execution and delivery of this Agreement (and related documents) nor the consummation or performance of any of the transactions contemplated thereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the constitutional documents of Asher MHG Foundation or any resolution adopted by the shareholder(s) of Asher MHG Foundation, or (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any material agreement to which any Seller is a party.

(d)            The transactions contemplated by this Agreement (and related documents) are not violative of (i) any shareholder distribution limitation provisions under the laws of the United States, including any state therein, or laws of similar effect of any foreign jurisdiction, or (ii) any fraudulent transfer provisions under the laws of the United States, including any state therein, or laws of similar effect of any foreign jurisdiction.

ARTICLE IV.
CONDITIONS TO SELLERS’ OBLIGATIONS

The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Sellers) of the following condition on or prior to the Closing Date:

Section 4.1. Transaction Documents.

AsherXino shall have executed and delivered to Sellers this Agreement.

ARTICLE V.
CONDITIONS TO ASHERXINO’S OBLIGATIONS

The obligation of AsherXino to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by AsherXino) of the following condition on or prior to the Closing Date:

Section 5.1. Transaction Documents.

Sellers shall have executed and delivered to AsherXino this Agreement and the Bill of Sale in the form attached hereto as Exhibit C (the “Bill of Sale”).

ARTICLE VI.
THE CLOSING

Section 6.1. The Closing.

The Closing of the transactions contemplated hereby (the “Closing”) shall be held on June 30, 2009 (the “Closing Date”) or at such other time as the parties may mutually agree.  The Closing shall be held at the offices of Niesar & Whyte, LLP, 90 New Montgomery Street, 9th Floor, San Francisco, CA 94105 or at such other place as the parties may mutually agree.  Alternatively, the parties may mutually agree that the Closing may occur by mail, fax, overnight courier or a combination thereof.  At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis.

ARTICLE VII.
INDEMNIFICATION

Section 7.1. Survival.

All of the representations and warranties of Sellers contained in Article III of this Agreement shall survive the Closing and continue in full force and effect until the first (1st) anniversary of the Closing Date.

Section 7.2. Indemnification Provisions for Benefit of AsherXino.

In the event that Sellers breach any of their representations, warranties or covenants contained in this Agreement and provided that, as to any claim for breach of representations or warranties, AsherXino makes a written claim for indemnification against Sellers within the applicable survival period, if applicable, then Sellers agree, jointly and severally, to indemnify AsherXino from and against all Damages AsherXino suffers resulting from or arising out of such event; provided, however, that Sellers shall not have any obligation to indemnify AsherXino from and against any such Damages until AsherXino has suffered aggregate Damages by reason of all such breaches in excess of ten thousand dollars ($10,000) USD and then only to the extent of Damages in excess of said ten thousand dollars ($10,000) USD.  In any event, the maximum amount that Sellers shall be required to pay as to all claims made under this Section shall be equal to the lesser of (i) one million dollars ($1,000,000) USD, or (ii) the costs of defending or otherwise addressing the claim or issue giving rise to the indemnification claim.

Section 7.3. Matters Involving Third Parties.

(a) If any third party notifies a party to this Agreement (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against another party to this Agreement (the “Indemnifying Party”) under this Article VII, then the Indemnified Party shall use reasonable efforts to notify the Indemnifying Party thereof promptly and in any event within ten days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

(b) Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party’s rights to assume the defense of such matter pursuant to paragraph (c) below, defend against the matter in any manner it deems appropriate.

(c) The Indemnifying Party may at any point in time choose to assume the defense of all of such matter, in which event:

(i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party,

(ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel for all Indemnified Parties to the extent the Indemnified Party is advised, in writing by its counsel, that either (x) the counsel the Indemnifying Party has selected has a conflict of interest, or (y) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party), and

(iii) the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense.

(d) Assumption of the defense of any matter by the Indemnifying Party shall without further action constitute an irrevocable waiver by the Indemnifying Party of its right to claim at a later date that such third party action for which the defense was assumed is not a proper matter for indemnification pursuant to this Article VII.

(e) The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party has failed to provide indemnification required to be provided pursuant to this Article VII for fifteen days after a request therefor, then the Indemnified Party may take any such action without the consent of the Indemnifying Party.

(f) The Indemnifying Party shall not consent to the entry of a judgment with respect to any matter which may give rise to a claim for indemnification or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

Section 7.4. Certain Additional Provisions Relating to Indemnification.

(a) After the Closing Date, the indemnification provisions set forth in this Article VII shall constitute the sole and exclusive recourse and remedy available to AsherXino with respect to the breach of any representation or warranty contained in this Agreement, except for actual fraud.

(b) All payments by an Indemnifying Party under this Article VII shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.

ARTICLE VIII.
MISCELLANEOUS PROVISIONS

Section 8.1. Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender’s telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent to AsherXino and to Sellers at the addresses indicated below:

If to AsherXino:	AsherXino Corporation ATTN: President 5847 San Felipe Street, 17th floor Houston, TX 77002
With a copy to: (which shall not constitute notice)	Niesar & Whyte, LLP ATTN: Gerald V. Niesar, Esq. 90 New Montgomery Street, 9th Floor San Francisco, CA 94105

If to Bayo Odunuga:	3102 Commonwealth Way Alpharetta, Georgia 30004
If to Patrick Okorodudu:	10314 Sedgehill Drive Indianapolis, Indiana 46239
If to Asher MHG Foundation:	Asher MHG Foundation ATTN: Chief Executive Officer 10314 Sedgehill Drive Indianapolis, Indiana 46239

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

Section 8.2. Amendments.

The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by both of the parties hereto.

Section 8.3. Announcements.

All press releases, notices to customers and suppliers and similar public announcements prior to or within five days after the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by AsherXino and Sellers (not to be unreasonably withheld or delayed) prior to the issuance thereof; provided that any party may make any public disclosure it believes in good faith is required by law, regulation or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use reasonable efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).

Section 8.4. Expenses.

Except as expressly set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

Section 8.5. Entire Agreement.

This Agreement, together with the Exhibits and Schedules, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 8.6. Descriptive Headings.

The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 8.7. Counterparts.

For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

Section 8.8. Governing Law.

This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

Section 8.9. Construction; Interpretation.

The parties have negotiated the provisions of this Agreement, and any presumption that an ambiguity contained in this Agreement shall be construed against the party that caused this Agreement to be drafted shall not apply to the interpretation of this Agreement.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless the context otherwise requires:  (a) a term has the meaning assigned to it by this Agreement; (b) including means “including but not limited to”; (c) “or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; and (e) “$” means the currency of the United States of America.

Section 8.10. Severability.

In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 8.11. Specific Performance.

Without limiting or waiving in any respect any rights or remedies of the parties under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

AsherXino	ASHERXINO CORPORATION, a Delaware corporation By: /s/ Michael Hinton Name: Michael Hinton Title: President
Bayo Odunuga	/s/ Bayo Odunuga Bayo Odunuga, an individual
Patrick Okorodudu	/s/ Patrick Okorodudu Patrick Okorodudu, an individual
Asher MHG Foundation	ASHER MHG FOUNDATION, an Indiana nonprofit foundation By: /s/ Patrick Okorodudu Name: Patrick Okorodudu Title: Chief Executive Officer

Asset Purchase Agreement
Schedule A
Sellers and Share Amounts

Name	Number Of Shares
Bayo Odunuga	37,500,000
Patrick Okorodudu	37,500,000
Asher MHG Foundation	30,000,000
TOTAL	105,000,000

Asset Purchase Agreement
EXHIBIT A
Memorandum of Agreement

This
Memorandum of Agreement

Made this 14th day of March 2009

BETWEEN

SIGMUND OILFIELD LIMITED

And

ASHER ENERGY CORPORATION

MEMORANDUM OF AGREEMENT

The following agreement (hereinafter referred to as the "Agreement") is made and entered into as of the March 14, 2009,

BETWEEN

SIGMUND Oilfield Limited (SIGMUND), a company representing GRASSO Nigeria Limited, both companies incorporated in the Federal Republic of Nigeria

-AND-

ASHER Energy Corporation (ASHER), a company incorporated in the Unites States of America (also known as the American Consortium).

The companies named above may sometimes individually be referred to as “Party” and collectively as the “Parties”

W I T N E S S E T H

WHEREAS GRASSO was awarded the offshore Nigerian Oil Prospecting License (OPL) 2012 on June 15 2007, and awaiting the execution of a Production Sharing Contract (PSC) with the Nigerian National Petroleum Corporation (NNPC).

AND WHEREAS GRASSO has given to SIGMUND Oilfield Limited the “power of attorney” to represent the company, in all transaction relating to the said concession (OPL 2012)

AND WHEREAS it is SIGMUND intent to enter into a “farm-in” or “Finance and Service Agreement (FSA), with a financial/technical partner also a “Service Provider” for some interest in OPL 2012.  ASHER by this contract intends to farm-in or enter into a Finance and Service Agreement with SIGMUND. This Intent is an exclusive agreement for the provision of technical and financial services, and other ancillary services that may arise in connection therewith.

AND WHEREAS the Parties have agreed that ASHER will provide financial and technical services to SIGMUND for the seismic survey program, exploration, appraisal, development and production of Hydrocarbons within the OPL 2012 and when OPL 2012 is converted to an Oil Mining License (OML), and the Parties desire to define their respective rights and obligations with respect to financial services to be conducted on and provided by both Parties in respect thereof;

AND WHEREAS SIGMUND and ASHER have agreed that ASHER will provide technical services (which scope will be determined in a Farm-In or Financial Service Agreement (FSA) to be executed upon complete execution of this agreement) for the seismic survey program, exploration, appraisal, development and production of Hydrocarbons within OPL 2012 and it’s future conversion into an exploration license.

1. ASHER agrees to pay to the Nigerian National Petroleum Corporation (NNPC) the agreed “signature bonus” of Twelve million, Five hundred thousand dollars ($12.5m), and SIGMUND a Farm-In agreement Fee of Ten million dollars ($10 million), a “Discovery bonus” of Ten million dollars ($10 million) and fifty percent (50%) of recoverable amount from ENI AGIP, for hydrocarbon production from OPL 2012

2. The Participating / Economic interest of the parties to the OPL 2012 shall be:

SIGMUND Oilfields Limited (SIGMUND)	- 40%
ASHER Energy Corporation (ASHER)	- 60%

This equity sharing will reverse in favor of GRASSO immediately after payback period to:

SIGMUND Oilfields Limited (SIGMUND)	- 60%
ASHER Energy Corporation (ASHER)	- 40%

3. The parties (SIGMUND and ASHER) shall jointly establish an Operating Committee, and the committee shall agree upon a production Work Program and Budget

4. ASHER as the “Technical/Financial” Partner will undertake 100% development of OPL 2012.

5. The parties (SIGMUND and ASHER) shall arrange for an escrow account (the “Revenue Collection Escrow Account”) to be set up for the duration of the agreement with a recognized international bank acceptable to all parties for the purpose of receiving revenues from the sale of Hydrocarbons produced from the property.

6. ASHER shall retain the services of an agreed upon international oil and gas project finance evaluators to certify the reserves of OPL 2012 in preparation for ASHER and SIGMUND amicably agreeing on a term of implementation. The international independent evaluators experience and judgment in conducting thorough evaluations ensure that the oil and gas reserves and deliverability are adequate to support the Parties financial commitment to the project.

7.  ASHER will issue an acceptable letter of credit of Twelve million and five hundred dollars ($12.5 million) to NNPC and the farm in fee of Ten million dollars ($10) to SIGMUND no later than thirty days (30 days) after auditing of report provided by SIGMUND.

APPLICABLE LAW AND DISPUTE RESOLUTION
It is further agreed that any controversy, claims and or dispute arising from or relating to any part or the whole of this Agreement or breach thereof, which is not settled amicably between the Parties, shall be referred to arbitration in accordance with the rules and through the institution of the International Chamber of Commerce, and the outcome of the arbitration shall be binding on the Parties.  Any decision and/or award made by the arbitrators shall be final, conclusive and binding on the Parties and enforceable in the country of choice of the Party in whose favour the award was made.  This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the Federal Republic of Nigeria excluding any choice of law rules, which would refer the matter to the laws of another jurisdiction.

           This Agreement may be signed in one or more counterparts and the Parties agree that facsimile or email copies of this Agreement would be regarded as legal originals and admissible for all purposes;

           All Parties hereby acknowledge that they have read and understood the foregoing agreement and by their signature confirm that they have full and complete authority to execute this agreement.

IN WITNESS WHEREOF the parties hereto execute this agreement the day and year first above written.

Signed: _______________________________
Name:  Chief Chris Uba
Title:    Chairman / Managing Director
For and on behalf of: SIGMUND OILFIELD LIMITED
I have authority to bind the Company / Corporation
Date:  ________________
In the presence of:

Signature: ______________________________

Name: _________________________________                 Date: ________________

Signed: _______________________________
Name:  _______________________________
Title:    _______________________________
For and on behalf of: ASHER ENERGY CORPORATION
I have authority to bind the Company / Corporation
Date: ________________
In the presence of:

Signature: _________________________________

Name: ____________________________________Date: ________________

Asset Purchase Agreement
EXHIBIT B

FARM IN AGREEMENT

Between

SIGMUND OILFIELD LIMITED
For GRASSO NIGERIA LIMITED

And

ASHER ENERGY CORPORATION

OPL 2012, Nigeria

March 2009

TABLE OF CONTENTS

Page
ARTICLE 1 DEFINITION	7
1.1 DEFINITIONS	7

ARTICLE 2 TERM AND CONDITIONS	15
2.1 CONDITIONS	15

ARTICLE 3 SCOPE	15
3.1 SCOPE	15
3.2 PARTICIPATING INTERESTS	16
3.3 OWNERSHIP, OBLIGATIONS AND LIABILITIES	16

ARTICLE 4 OPERATORS	18
4.1 DESIGNATION OF OPERATOR	18
4.2 RIGHTS AND DUTIES OF OPERATOR	18
4.3 INFORMATION SUPPLIED BY OPERATOR	19
4.4 RESIGNATION OF OPERATOR	19
4.5 REMOVAL OF OPERATOR	20
4.6 APPOINTMENT OF SUCCESSOR	20
4.7 LIMITATION ON LIABILITY OF OPERATOR	21

ARTICLE 5 SERVICE PROVIDER	23
5.1 DESIGNATION OF SERVICE PROVIDER	23
5.2 RIGHTS AND DUTIES OF SERVICE PROVIDER	23
5.3 EMPLOYEES OF SERVICE PROVIDER	24
5.4 INFORMATION SUPPLIED BY THE JOINT OPERATING TEAM	24
5.5 SETTLEMENT OF CLAIMS AND LAWSUITS	25
5.6 LIMITATION ON LIABILITY OF SERVICE PROVIDER	25
5.7 INSURANCE	26
5.8 COMMINGLING OF FUNDS	27
5.9 RESIGNATION OF SERVICE PROVIDER	27
5.10 REMOVAL OF SERVICE PROVIDER	28

ARTICLE 6 OPERATING COMMITTEE	29
6.1 ESTABLISHMENT OF OPERATING COMMITTEE	29
6.2 POWERS AND DUTIES OF OPERATING COMMITTEE	29
6.3 AUTHORITY TO VOTE	29
6.4 SUBCOMMITTEES	29
6.5 NOTICE OF MEETING	30
6.6 CONTENTS OF MEETING NOTICE	30
6.7 LOCATION OF MEETINGS	30
6.8 CURRENT CHAIRMAN’S DUTIES FOR MEETINGS	30
6.9 VOTING PROCEDURE	30
6.10 RECORD OF VOTES	30
6.11 MINUTES	31
6.12 VOTING BY NOTICE	31
6.13 EFFECT OF VOTE	32

ARTICLE 7 WORK PROGRAMMES AND BUDGETS	34
7.1 EXPLORATION AND APPRAISAL	34
7.2 DEVELOPMENT	35
7.3 PRODUCTION	35
7.4 ITEMIZATION OF EXPENDITURES	35
7.5 CONTRACT AWARD	36
7.6 AUTHORIZATION FOR EXPENDITURE (“AFE”) PROCEDURE	37
7.7 OVER EXPENDITURES OF WORK PROGRAMS AND BUDGETS	38

ARTICLE 8 OPERATIONS BY LESS THAN ALL PARTIES	39
8.1 LIMITATION ON APPLICABILITY	39
8.2 PROCEDURE TO PROPOSE EXCLUSIVE OPERATIONS	39
8.3 RESPONSIBILITY FOR EXCLUSIVE OPERATIONS	40
8.4 CONSEQUENCES OF EXCLUSIVE OPERATIONS	41
8.5 PREMIUM TO PARTICIPATE IN EXCLUSIVE OPERATIONS	43
8.6 ORDER OF PREFERENCE OF OPERATIONS	44
8.7 STAND-BY COSTS	45
8.8 SPECIAL CONSIDERATIONS REGARDING DEEPENING AND SIDETRACKING.	45
8.9 USE OF PROPERTY	46
8.10 MISCELLANEOUS	47

ARTICLE 9 DEFAULT	48
9.1 DEFAULT AND NOTICE	48
9.2 ALLOCATION OF DEFAULTED ACCOUNTS	48
9.3 REMEDIES	49
9.4 SURVIVAL	49

ARTICLE 10 DISPOSITION OF PRODUCTION	50
10.1 RIGHT AND OBLIGATION OF THE SERVICE PROVIDER TO MARKET, LIFT AND SELL
HYDROCARBONS	50
10.2 RIGHT AND OBLIGATION OF FIELD OWNERS TO TAKE IN KIND	50
10.3 OFFTAKE AGREEMENT FOR CRUDE OIL	51
10.4 SEPARATE AGREEMENT FOR NATURAL GAS	52

ARTICLE 11 ABANDONMENT	53
11.1 ABANDONMENT OF WELLS DRILLED AS JOINT OPERATIONS	53
11.2 PROVISION FOR ABANDONMENT	53

ARTICLE 12 SURRENDER, EXTENSIONS AND RENEWALS	55
12.1 SURRENDER	55
12.2 EXTENSION OF THE TERM	55
ARTICLE 13 TRANSFER OF PARTICIPATING INTEREST/PAYING SHARE/COST
HYDROCARBONS/PROFIT HYDROCARBONS	56
13.1 OBLIGATIONS	56
13.2 TRANSFER BY A FIELD OWNER	58

ARTICLE 14 RELATIONSHIP OF PARTIES AND TAX/ROYALTY	59
14.1 RELATIONSHIP OF PARTIES	59
14.2 TAX	59

ARTICLE 15 CONFIDENTIAL INFORMATION - PROPRIETARY TECHNOLOGY	62
15.1 CONFIDENTIAL INFORMATION	62
15.2 CONTINUING OBLIGATION	63
15.3 PROPRIETARY TECHNOLOGY	63
15.4 TRADES	63

ARTICLE 16 FORCE MAJEURE	64
16.1 OBLIGATIONS	64
16.2 DEFINITION OF FORCE MAJEURE	64

ARTICLE 17 NOTICES	65
17.1 NOTICES	65

ARTICLE 18 APPLICABLE LAW AND DISPUTE RESOLUTION	66
18.1 APPLICABLE LAW	66
18.2 EXPERT DETERMINATION	66
18.3 DISPUTE RESOLUTION	66

ARTICLE 19 ALLOCATION OF HYDROCARBONS	69
19.1 MARKETING, LIFTING AND SALE OF HYDROCARBONS	69
19.2 AMOUNTS TO BE SET ASIDE	70
19.3 ALLOCATION OF HYDROCARBON PRODUCTION FROM THE FIELDS	70
19.4 ALLOCATION OF HYDROCARBON PRODUCTION FROM ANY FIELD DISCOVERED BY THE DRILLING ON AN EXPLORATION WELL ON THE SELECTED EXPLORATION PROSPECT	71
19.5 ALLOCATION OF HYDROCARBON PRODUCTION FROM A NATURAL GAS DEVELOPMENT ON THE FIELDS DISCOVERED BY DRILLING AN EXPLORATION WELL ON THE SELECTED EXPLORATION PROSPECT	71
19.6 ALLOCATION OF HYDROCARBON PRODUCTION FROM ANY FIELD ON WHICH THE FIELD OWNER HAS DEFAULTED	72
19.9 OTHER MATTERS	72

ARTICLE 20 GENERAL PROVISIONS	73
20.1 CONFLICTS OF INTEREST	73
20.2 SUCCESSORS AND ASSIGNS	73
20.3 WAIVER	73
20.4 SEVERANCE OF INVALID PROVISIONS	73
20.5 MODIFICATIONS	73
20.6 CONFLICTS	73
20.7 HEADINGS	74
20.8 SINGULAR AND PLURAL	74
20.9 GENDER	74
20.10 COUNTERPART EXECUTION	74
20.11 ENTIRETY	74

EXHIBIT A ACCOUNTING PROCEDURE	75

EXHIBIT B LETTER OF GOOD STANDING	87

EXHIBIT C LEASE	88

EXHIBIT D AGREED WORK PROGRAMME	89

FINAL SIGNATURE PAGE	81

FARM IN AGREEMENT

THIS AGREEMENT is made as of   14th    of March 2009

BY AND BETWEEN

ASHER ENERGY CORPORATION, a company incorporated in the United States of America (hereinafter referred to as “ASHER” or the “Technical partner and Service Provider”)

- and -

SIGMUND OILFIELD LIMITED / OPL 2012, a company incorporated in Nigeria (hereinafter referred to as the “SIGMUNG” or the Concessionaire)

The companies named above may sometimes individually be referred to as “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS GRASSO was awarded the offshore Nigerian Oil Prospecting License number 2012 (“OPL 2012”) on June 15, 2007

AND WHEREAS GRASSO has given SIGMUND, the “Power of Attorney” to represent the company, in all transactions relating to the said concession (OPL 2012)

AND WHEREAS OPL 2012 will be converted into an Oil Mining Lease (OML) number to be granted by the Minister of Petroleum Resources of the Federal Republic of Nigeria under the Petroleum Act. Until such OML is granted OPL 2012 shall also refer to the future converted OML

AND WHEREAS OPL 2012 contains the hydrocarbon as well as un-drilled exploration prospects (the “Exploration Prospects”)

AND WHEREAS SIGMUND desires to Farm-Out some “license interest" or "concession interest” to a technical and financial partner, and ASHER agrees to Farm-In in exchange for the financing and operation of the said concession

AND WHEREAS SIGMUND and ASHER have agreed that ASHER will provide certain financial and technical services to the Concessionaire for the exploration, appraisal, development and production of Hydrocarbons within OPL 2012 block, and the Parties desire to define their respective rights and obligations with respect to the "Area of Mutual Interest" or "AMI" of this “farm-in agreement

AND WHEREAS SIGMUND and the ASHER have agreed that a Nigerian registered company to be nominated by the ASHER will provide, within the scope contemplated by Article 3.3(a) of this Agreement, certain technical services as described in Article 5 of this Agreement to SIGMUND for the exploration, appraisal, development and production of Hydrocarbons within OPL 2012

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions
As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

(a) “Accounting Procedure” means the rules, provisions and conditions set forth and contained in Exhibit A.

(b) “AFE” means an authorization for expenditure pursuant to Article 7.6.

(c) “Affiliate means a company, partnership or other legal entity which controls, or is controlled by, or which is controlled by an entity which controls, a Party. Control means the ownership directly or indirectly of more than fifty per cent (50%) of the voting rights in a company, partnership or legal entity.

(d) “Agreed Interest Rate” means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for US dollar deposits, as published by the Financial Times of London, plus four (4) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the Agreed Rate shall be the maximum rate permitted by such applicable law.

(e) “Agreement” means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

(f) “Appraisal Well” means any well (other than an Exploration Well or a Development Well) whose purpose at the time of commencement of drilling such well is to appraise the extent or the volume of Hydrocarbon reserves contained in an existing Discovery.

(g) “Approval Authority” means each Government entity, ministry, agency or regulatory authority, including without limitation, the Department of Petroleum Resources of the Federal Republic of Nigeria and any person or official designated or authorized to act on behalf of such Approval Authority, whose approval is required for the transactions or any actions of either or both Parties contemplated by or pursuant to this Agreement.

(h) “Associated Natural Gas” means only that Natural Gas which is contained in Crude Oil within a reservoir and which comes out of solution when the Crude Oil is produced.

(i) “Available Crude Oil” means the Crude Oil won and saved from the Contract Area after deducting those amounts used in Petroleum Operations.

(j) “Available Hydrocarbons” means the sum of Available Crude Oil and Available Natural Gas.

(k) “Available Natural Gas” means the Natural Gas won and saved from the Contract Area after deducting amounts used in Petroleum Operations.

(l) “Barrel” means a quantity or unit of Crude Oil, equal to forty-two (42) United States gallons measured at a temperature of sixty (60) degrees Fahrenheit at the atmospheric pressure of 14.696 p.s.i.a..

(m) “Barrels Of Oil Equivalent” means the combined volume of Crude Oil, Condensate and Natural Gas measured in Barrels whereby volumes of Natural Gas are converted to Barrels using the ratio of six thousand (6,000) Cubic Feet of Natural Gas to one (1) Barrel of Crude Oil.

(n) “Field” means the fields within OPL 2012

(o) “Business Day” means a day other than a Saturday or Sunday on which the banks in Lagos, Nigeria and Houston, Texas are open for business.

(p) “Calendar Quarter” means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31 according to the Gregorian Calendar.

(q) “Calendar Year” means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

(r) “Capital Costs” has the meaning ascribed to it in the Accounting Procedure.

(s) “Cash Premium” means the payment made pursuant to Article 8.5(b) by a Non- Consenting Party to reinstate its rights to participate in an Exclusive Operation.

(t) “CITA” means the Companies Income Tax Act, CAP 60 of the laws of the Federation of Nigeria 2004, as amended from time to time.

(u) “Commercial Discovery” means a Discovery of an accumulation of Hydrocarbons which produces in excess of three thousand (3,000) Barrels of Crude Oil per day at sustained rates from a well under test, or, which all Parties consider to be commercially and economically appropriate and exploitable for development.

(v) “Companies Income Tax” or “CIT” means the tax pursuant to CITA.

(w) “Completion” means an operation intended to complete a well through the Christmas tree as a producer of Hydrocarbons in one or more Zones, including, but not limited to, the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation. “Complete” and other derivatives shall be construed accordingly.

(x) “Concession Rentals” means any rents or amounts payable by SIGMUND under the terms of OPL 2012.

(y) “Condensate” means a light hydrocarbon liquid obtained by condensation of hydrocarbon vapours contained within Non-Associated Natural Gas at the well-head and consisting of varying proportions of butane, propane, pentane and heavier fractions with little or no methane or ethane;

(z) “Consenting Party” means a Party who agrees to participate in and pay its share of the costs of an Exclusive Operation.

(aa) “Cost Hydrocarbons” means such Available Hydrocarbons as are allocated for the recovery of Petroleum Costs pursuant to this Agreement and the quantum of which shall be determined in accordance with Article 19.

(bb) “Contract Area” means the Fields, within OPL 2012 and the Selected Exploration Prospect within OPL 2012.

(cc) “Crude Oil” means crude mineral oil, asphalt, ozokerite and any sort of hydrocarbons and bitumen’s, both solid and liquid in their natural state or obtained from Natural Gas by condensation or extraction, including Natural Gas condensates and liquids but excluding water and sediments.

(dd) “Crude Oil Development” means the development of a Field for the primary purpose of producing Crude Oil

(ee) “Day” means a calendar day unless otherwise specifically provided.

(ff) “Default Notice” shall have the meaning ascribed in Article 9.1.

(gg) “Defaulting Party” shall have the meaning ascribed in Article 9.1.

(hh) “Deepening” means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE, whichever is the deeper. “Deepen” and other derivatives shall be construed accordingly.

(ii) “Development Plan” means a plan for the development of Hydrocarbons from an Exploitation Area.

(jj) “Development Well” means any well drilled for the production of Hydrocarbons pursuant to a Development Plan.

(kk) “Discovery” means the discovery of an accumulation of Hydrocarbons whose existence until that moment was unproven by drilling.

(ll) “Dollars” or “$” means United States of America dollars.

(mm) “Effective Date” means the date set out on the first page of this Agreement.

(nn) “Entitlement” means a quantity of Hydrocarbons of which a Party has the right and obligation to take delivery pursuant to Article 19 after adjustment for overlifts and underlifts.

(oo) “Exclusive Operation” means an operation carried out by less than all Parties in accordance with the provisions of Article 8.

(pp) “Exclusive Well” means a well drilled pursuant to an Exclusive Operation.

(qq) “Exploitation Area” means that part of the Contract Area which is established for development of a Commercial Discovery which is delineated as the exploitation area in a Development Plan approved as a Joint Operation or as an Exclusive Operation.

(rr) “Exploration Well” means any well whose purpose at the time of commencement of drilling is to explore for an accumulation of Hydrocarbons whose existence was at that time unproven by drilling.

(ss) “Field” means an accumulation of Hydrocarbons.

(tt) “Field Owner” means SIGMUND and its permitted assigns.

(uu) “G & G Data” means only geological, geophysical and geochemical data and other similar information that is not obtained through a well bore.

(vv) “Gas CITA” means the applicable tax payable on gas production pursuant to the CITA.

(ww) “Gross Negligence” means any act or failure to act (whether sole, joint or concurrent) by a Party which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such Party knew, or should have known, such act or failure would have had on the safety or property of another person or entity, but shall not include any error in judgement or mistake made by such Party in the exercise in good faith of any function, authority or discretion conferred on the Party employing such under this Agreement.

(xx) “Government” means the government of the Federal Republic of Nigeria or of any state or local government within the Federal Republic of Nigeria and where the context permits, any other Government ministries, agencies or authorities, including but not limited to the Nigerian Federal Inland Revenue Service.

(yy) “Hydrocarbons” means Crude Oil and Natural Gas.

(zz) “Joint Account” means the accounts maintained by the Service Provider in accordance with the provisions of this Agreement and of the Accounting Procedure for Joint Operations.

(aaa) “Joint Operating Team” means the team to be established by the Operating Committee and operating in Lagos, Nigeria, to undertake operational and accounting activities as directed by the Operating Committee, comprising staff from both the Operator and the Service Provider, and which Joint Operating Team shall be paid for out of the Joint Account

(bbb) “Joint Operations” means the conduct of Operations on the Contract Area in the manner prescribed by the Lease, and which Operations and activities are to be carried out by the Service Provider and the Operator pursuant to this Agreement and the costs of which are chargeable to the Parties only as set out and prescribed in this Agreement.

(ccc) “Joint Property” means all wells, facilities, equipment, materials, information and the property held for use in Joint Operations.

(ddd) “Lease” means OPL 2012

(eee) “mscf” means one thousand (1,000) standard Cubic Feet of Natural Gas. “Cubic Foot” means the volume of Natural Gas which occupies one (1) cubic foot of space at Standard Temperature and Pressure.

(fff) “Natural Gas” means methane, ethane, propane, butane and gaseous hydrocarbons, at Standard Temperature and Pressure, which may or may not be associated with Crude Oil, and all other gaseous products extracted in association with the hydrocarbons, in particular nitrogen, hydrogen, sulphide, carbon dioxide, helium and water vapour.

(ggg) “Natural Gas Development” means the development of a Field for the primary purpose of producing Natural Gas, Condensate and Natural Gas Liquids

(hhh) “Natural Gas Liquids” or “NGLs” means those hydrocarbons liquefied at surface facilities or in gas processing plants and include butane, propane and natural gasoline.

(iii) “Net Realized Crude Oil Price” means the actual sales price in Dollars per Barrel received for Crude Oil in arms length third party sales less marketing costs.

(jjj) “Net Realized Gas Price” means the actual sales price in Dollars per mscf received for Natural Gas in arms length third party sales less marketing costs.

(kkk) “Non-Associated Natural Gas” means the Natural Gas which is not Associated Natural Gas.

(lll) “Non-Capital Cost” has the meaning ascribed to it in the Accounting Procedure.

(mmm) “Non-Consenting Party” means a Party who elects not to participate in an Exclusive Operation.

(nnn) “Non-Operator(s)” means the Party or Parties to this Agreement other than the Operator.

(ooo) “Operations” shall have the meaning ascribed thereto in the Lease.

(ppp) “Operating Committee” means the committee constituted in accordance with Article 6 of this Agreement.

(qqq) “OPL 2012” means Nigerian oil mining lease No. to be granted to SIGMUND by the Minister of Petroleum Resources of the Federal Republic of Nigeria under the Petroleum Act granting SIGMUND the right to search for, win, work, carry away and dispose of hydrocarbons from the area covered by OPL 2012.

(rrr) “Operator” means a Party to this Agreement designated as the operator in accordance with Article 4 to this Agreement. In this Agreement the Service Provider is deemed to be the Technical Operator while SIGMUND is deemed to be the Administrative Operator. The Administrative Operator primarily liaises with government agencies on behalf of the Parties; while the Technical Operator coordinates all technical operations aspects of the Agreement

(sss) “Other Field” means any other Fields or exploration prospects fields within OPL 2012

(ttt) “Participating Interest” means the undivided percentage interest held by such Party from time to time, in the rights and obligations in and to all or part of the Lease and all rights and interests appurtenant thereto.

(uuu) “Party” means either of SIGMUND “Field Owner” and the ASHER “Service Provider” and any of their respective permitted successors or assigns, and “Parties” means both SIGMUND and the Service Provider.

(vvv) “Paying Share” means:

(i) For all Joint Operations pertaining to the appraisal, development and production of Hydrocarbons from all wells Crude Oil Development on the oil Field, it is confirmed that SIGMUND will be carried for all the wells in the block.  The Paying Share for all Petroleum Costs shall be:

the Field Owner, zero per cent (0%)
the Service Provider, one hundred per cent (100%)

(ii) For all Joint Operations pertaining to the appraisal, development and production of Hydrocarbons from a further Crude Oil Development beyond the MINIMUM WORK PROGRAMME – Phase 1 and Phase 2 of three (3) wells, the Paying Share for all Petroleum Costs shall be:

the Field Owner, zero per cent (0%)
the Service Provider, one hundred per cent (100%)

(iii) For all Joint Operations pertaining to the appraisal, development and production of Hydrocarbons from a Crude Oil Development on the Field, the Paying Share for all Petroleum Costs shall be:

the Field Owner , zero per cent (0%)
the Service Provider, one hundred per cent (100%)

(iv) For all Joint Operations pertaining to the exploration, appraisal, development and production of Hydrocarbons from a Crude Oil Development on any Field discovered by the drilling of an Exploration well by the Service Provider on the Selected Exploration Prospect, the Paying Share for all Petroleum Costs shall be:

the Field Owner , zero per cent (0%)
the Service Provider, one hundred per cent (100%)

(v) For all Joint Operations pertaining to the appraisal, development and production of a Natural Gas Development and/or and Field discovered by the drilling of an Exploration well by the Service Provider on the Selected Exploration Prospect, the Paying Share for all Petroleum Costs shall be:

the Field Owner , zero per cent (0%)
the Service Provider, one hundred per cent (100%)

(vi) for all Exclusive Operations where the Field Owners are Consenting Parties but the Service Provider is a Non-Consenting Party, the Paying Share for all Petroleum Costs shall be:

the Field Owner, one hundred per cent (100%)
the Service Provider, zero per cent (0%)

(www) “Payout” means the time when the Service Provider has recovered through Cost Hydrocarbons, all its Capital Costs together with interest on such Capital Costs at the Agreed Interest Rate, equals bank rate at the time, plus 1%.

(xxx) “Petroleum Act” means the Petroleum Act, Cap. 350 Laws of the Federation of Nigeria 2004, as amended from time to time.

(yyy) “Petroleum Costs” means both Capital Cost and Non-Capital Cost and include any and all expenditures effectively borne and paid to execute the Joint Operations performed under this Agreement and allowed to be recovered pursuant to the Accounting Procedure.

(zzz) “Petroleum Operations” means the same as defined in PPTA provided that such operations are limited to operations conducted on the Contract Area only;

(aaaa) “Plugging Back” means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. “Plug Back” and other derivatives shall be construed accordingly.

(bbbb) “Petroleum Profits Tax” or PPT means the tax pursuant to PPTA.

(cccc) “PPTA” means the Petroleum Profits Tax Act Cap 354 of the Laws of the Federation of Nigeria 2004 as amended from time to time.

(dddd) “Proceeds” means (i) for Crude Oil, the amount in Dollars determined by multiplying the Net Realized Crude Oil Price by the number of Barrels of Available Crude Oil lifted by the relevant Party; and (ii) for Natural Gas, the amount in Dollars determined by multiplying the Net Realized Gas Price by the volume of Natural Gas expressed in mscf lifted by the relevant Party.

(eeee) “Profit Hydrocarbons” means the balance of Available Hydrocarbons after the allocation of Royalty Oil, Royalty Gas, if applicable, Tax Oil, Tax Gas and Cost Hydrocarbons.

(ffff) “Recompletion” means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone or the same zone within the existing wellbore, and “Recomplete” and other derivatives shall be construed accordingly.

(gggg) “Revenue Collection Escrow Account” shall have the meaning set forth in Article 10.1;

(hhhh) “Reworking” means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone or the same zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well. Rework and other derivatives shall be construed accordingly.

(iiii) “Royalty” means the amount of royalty payable pursuant to (i) the Petroleum Act and the Petroleum (Drilling and Production) Regulations CAP 350, Laws of the Federation of Nigeria 1990, as amended from time to time; and (ii) Concession Rentals.

(jjjj) “Royalty Gas” means the amount of Available Natural Gas which will generate an amount of Proceeds equal to the actual payment of the Royalty in respect of Gas produced within the Contract Area.

(kkkk) “Royalty Oil” means the amount of Available Crude Oil which will generate an amount of Proceeds equal to the actual payment of the Royalty in respect of Oil produced within the Contract Area.

(llll) “Selected Exploration Prospect” means the Exploration Prospect selected by the Service Provider to test with an Exploration Well to be funded 100% by the Service Provider.

(mmmm) “Service Provider” means ASHER or any Nigerian registered company which ASHER may nominate to undertake any of the technical services envisaged under this Agreement and their permitted assigns.

(nnnn) “Sidetracking” means the directional control and intentional deviation of a well from existing borehole direction so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties. Sidetrack and other derivatives shall be construed accordingly.

(oooo) “Standard Temperature and Pressure” means a temperature of sixty degrees Fahrenheit (60F) and at a pressure of fourteen decimal six nine six pounds per square inch absolute (14.696 psia).

(pppp) “Tax Gas” means the amount of Available Natural Gas which will generate an amount of Proceeds equal to the actual payment of Gas CITA.

(qqqq) “Tax Oil” means the amount of Available Crude Oil which will generate an amount of Proceeds equal to the actual payment of PPT.

(rrrr) “Testing” means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons. Test and other derivatives shall be construed accordingly.

(ssss) “Voting Interest” means the undivided voting percentage interest of a party held from time to time as more particularly set out in Article 6.3(b) hereof.

(tttt) “Work Program and Budget” means a work program for Joint Operations and budget therefore as described and approved in accordance with Article 7.

(uuuu) “Zone” means a geological stratum containing, or thought to contain, an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons. Unless otherwise expressly stated, all references to Articles are to Articles in this Agreement (but not Exhibit A) and all references to Clauses and Sections are to Clauses and Sections in the Accounting Procedure.

ARTICLE 2
TERM AND CONDITIONS

2.1  Conditions

This Agreement and the rights and obligations of the Parties hereto shall commence on the Effective Date and shall continue in effect until the Lease terminates and all materials, equipment and personal property used in connection with the Joint Operations have been removed and disposed of, and final settlement has been made among the Parties. Notwithstanding the preceding sentence:

(a) Article 11 shall remain in effect until all wells and facilities have been properly abandoned; and

(b) Article 18 shall remain in effect until all obligations, claims, arbitrations and lawsuits have been settled or otherwise resolved.

ARTICLE 3
SCOPE

3.1  Scope

(a) The purpose of this Agreement is to establish, among other things, the respective rights and obligations of the Parties with regard to

(i) the provision of funding for Joint Operations by the Service Provider;

(ii) the provision of certain technical services by the Service Provider;

(iii) the conduct of Joint Operations and Exclusive Operations in the Contract Area, being without limitation;

(iv) the entitlement of the Parties to the Hydrocarbon reserves produced, lifted, marketed and sold from the Contract Area,

(v) the appraisal, development and production of OPL 2012/OML Fields,

(vi) the exploration, appraisal, development and production of the Selected Exploration Prospect within the Contract Area; and,

(vii) the entitlement of the Parties to the Hydrocarbon reserves produced, lifted, marketed and sold from Joint Operations within the Contract Area.

The Parties agree that the technical services to be provided by the Service Provider under this Agreement shall be provided by a Nigerian registered company to be nominated by the Service Provider not later than thirty (60) Days following the Effective Date of this Agreement or the Service Provider registering an affiliated company in Nigeria .. The Parties further agree that, regardless of the option selected by the Service provider, this agreement shall be a continuous agreement.

(b) Without limiting the generality of Article 3.1(a), the following activities shall fall outside of the scope of this Agreement and are not addressed herein:

(i) Construction, operation, maintenance, repair and removal of facilities downstream from the point of delivery of the Parties’ shares of Hydrocarbons under the offtake agreements provided for in Articles 10.3 and 10.4;

(ii) Transportation of Hydrocarbons beyond the point of delivery of the Parties’ shares of Hydrocarbons under the offtake agreements provided for in Articles 10.3 and 10.4;

(iii) Acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Contract Area (other than as a consequence of unitization with an adjoining Field under the terms of the Lease); and

(iv) Exploration, appraisal, development or production of minerals other than Hydrocarbons, whether inside or outside of the Contract Area.

3.2  Participating Interests

Without prejudice to the further provisions of this Agreement, the Cost Recovery ratio of the Parties in the Lease through cost recovery shall be:

SIGMUND	40%
ASHER ENERGY CORPORATION	60%

The Cost Recovery ratio after cost recovery shall reverse to:

SIGMUND	60%
ASHER ENERGY CORPORATION	40%

3.3  Ownership, Obligations and Liabilities

(a) Notwithstanding the Participating Interests defined in Article 3.2 above, unless otherwise provided in this Agreement,

(i) all the rights and interests in and under OPL 2012/OML shall be owned by SIGMUND and its permitted assigns as to their respective participating Interest, provided that all equipment and materials, including production facilities, acquired by the Service Provider for or in connection with exploration, appraisal or development in the Contract Area shall be the property of the Service Provider until the earlier of Payout or the Termination of this Agreement, following which such equipment shall be owned 50% by SIGMUND and 50% by ASHER ENERGY CORPORATION.

(ii) all title, rights and interests in and to any Hydrocarbons produced from the Contract Area shall be owned by the Parties in accordance with their respective Hydrocarbon allocation as stated in Article 19.

(b) Unless otherwise provided in this Agreement, the obligations of the Parties for Joint Operations under OPL 2012 and all liabilities and expenses incurred by the Service Provider in connection with Joint Operations shall be charged to the Joint Account and any credits to the Joint Account shall be used in accordance with the terms of this Agreement, after confirmation by the Operating committee.

(c) The Parties agree that the Service Provider’s rights and obligations in the Lease shall be limited to (i) data acquisition, (ii) the appraisal, development and production of Hydrocarbons from the OPL 2012 lease, (iii) the drilling of exploration Well(s) on the Selected Exploration Prospect, and, (iv) the appraisal, development and production of Hydrocarbons from any Field discovered by the drilling of the Exploration Well by the Service Provider on the Selected Exploration Prospect.

(d) SIGMUND shall grant to the Service Provider a right of first refusal to participate in the drilling and development of additional exploration prospects in the event that SIGMUND decides not to drill such prospects as Exclusive Operations.

(e) In consideration for entering into this Agreement, the Service Provider shall pay the following sums to SIGMUND:

(i) ASHER shall pay for the purchase of relevant seismic and data for a sum to be negotiated, it being understood that this sum shall not be payable in the event that ASHER, through SIGMUND, has already purchased such data ASHER shall be named as an owner or licensee of the seismic data acquired (if acquired by ASHER).

(ii) For Crude Oil Developments, at the end of each Calendar Year following the payment made in accordance with Article 3.3(e)(i) above and following the Approval by the Approval Authority of a field development plan for a Field discovered by drilling the Selected Exploration Prospect, the Operating Committee shall commission an independent petroleum engineering firm of international standing to estimate the ultimate life-of-field economically recoverable proved and probable Crude Oil reserves attributable to the Field(s) resulting from the drilling of the Selected Exploration Prospect in which the Service Provider has an interest (hereinafter referred to as the “Discovered Reserves”). Such reserves shall be estimated using, to the extent practicable, the guidelines, procedures and definitions approved or promulgated by the Department of Petroleum Resources (DPR) and the Nigerian Society of Petroleum Engineers.

(f) Each Party shall pay when due in accordance with the Accounting Procedure, its Paying Share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement.

(g) The Parties agree that time is of the essence for payments owing under this Agreement. A Party’s payment of its Paying Share under this Agreement shall be without prejudice to its right to later contest the charge.

(h) The Parties agree to undertake the work programme set out in Exhibit D of this Agreement within the time limits set out in such Exhibit D

ARTICLE 4
OPERATOR

4.1  Designation of Operator

Without prejudice to Article 4.1 and any entitlement of the Operator to sub-contract performance of certain obligations under this Agreement, SIGMUND is appointed and hereby agrees to act as Administrative Operator under this Agreement while ASHER hereby agrees to act as the Technical Operator. Any removal or replacement of the Operators shall be in accordance with the terms of this Agreement and the Lease.

4.2  Rights and Duties of Administrative Operator

(a) Subject to the terms and conditions of this Agreement, the Administrative Operator shall have all of the rights, functions and duties of the Administrative Operator under this Agreement.

(b) In the conduct of Joint Operations, the Administrative Operator shall, with the assistance of the Joint Operating Team:

(i) acquire all permits, consents, approvals, surface or other rights in a timely fashion from the Government that may be required for or in connection with the conduct of Joint Operations on the Contract Area;

(ii) at all times, conduct its affairs and all Exclusive Operations on the Contract Area in a manner consistent with and not in violation of the terms of the Lease.

(iii) with the assistance of the Service Provider, maintain the Lease in good standing and in full force and effect for the duration of the term of the Lease including any renewal periods set forth therein;

(iv) forthwith notify the Service Provider of any notice of default that may be provided to the Operator Nigerian Government (or any other Person), and to take all necessary steps to rectify any defaults (other than defaults which are attributable to the actions or non-actions of the Service Provider, in which case the Service Provider shall forthwith rectify such defaults upon receipt of notice from the Operator;

(v) (1) in accordance with the decisions or directives of the Operating Committee, represent the Parties in all dealings with the Government with respect to matters arising under the Lease or in connection with the performance of Joint Operations. Administrative Operator shall notify the other Parties as soon as possible following its receipt of notice of such meetings.

(2)  Subject to the provision of the Lease, Non-Operators and the Service Provider shall have the right to attend such meetings as observers.

(vi)  perform all operations in accordance with the provisions of the Lease, this Agreement and the instructions and directions of the Operating Committee;

(vii)  conduct all operations in a diligent, safe and efficient manner in accordance with good and prudent oil field practices and conservation principles generally followed by the international petroleum industry under similar circumstances;

(viii)  take all such reasonable, necessary and proper measures to enforce its contractual rights in and under the terms of the Lease;

(ix)  do all such other things as may be required of the Administrative Operator under this Agreement or as may be directed by the Operating Committee.

(x)  assign such staff as the Operating Committee decides are necessary to the Joint
Operating Team based in a Nigerian major city to be determined.  We would like to request at this point in time the city of Lagos, Nigeria.

(c)  To the extent that the Administrative Operator fails to perform such acts, do such things and execute such documents as may be necessary to discharge the responsibilities of the Administrative Operator under this Agreement, the Service Provider shall be entitled, where reasonable and practicable, to perform such acts and execute such documents on behalf of the Administrative Operators, provided that the performance of such acts and things or execution of such documents shall not discharge or obviate the obligations of the Technical Operators herein.  All expenses made by either operators (Administrative operator and Technical operator) shall be charged to the joint account.

4.3  Information Supplied by Administrative Operator

The Service provider shall ensure the availability of the following data and reports as they are currently produced or compiled from the Joint Operations.  The operators (Administrative Operators or Technical operators) shall forward the cost of acquiring such data to the Joint Operating Committee for reimbursement:

(a)  Copies of all technical, geological, geophysical, reserves, engineering or other reports relating to Joint Operations required to be furnished by or on behalf of the Operator to the Government; and

(b)  All other reports prepared by or for the Operators as frequently as is justified by the activities or as instructed by the Operating Committee.

Nothing herein shall prohibit the Non-Operators from commissioning a report from the author thereof at the Non-Operator’s sole expense. Any reports, data or other information provided by the Operator hereunder shall be expressly subject to the provisions of Article 15.1 hereof.

4.4  Resignation of Technical Operator

Subject to Article 4.6, the Technical Operator may only resign as Operator (a) in compliance with the terms of the Lease; and (b) subject to subparagraph (a), by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation or by giving such shorter period of notice as the Operating Committee shall agree. Notwithstanding the foregoing, the Operator shall not resign if such resignation would constitute a breach of any term of the Lease.

4.5  Removal of Operator

(a)  Subject to Article 4.6, compliance with the Lease and receipt of applicable Government approval, the Operator shall be removed upon receipt of notice from any Non-Operator if:

(i)  an order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation or winding up of the Operator;

(ii)  the Operator dissolves, liquidates, is wound up, or otherwise terminates its existence;

(iii)  the Operator becomes insolvent, bankrupt or makes an assignment for the benefit of creditors; or

(iv)  a receiver is appointed for a substantial part of the Operator’s assets and undertaking.

(b)  Subject to Article 4.6, the Operator may be removed by the decision of the Non-Operators or the Service Provider if the Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from the Non-Operators or the Service Provider detailing the alleged breach or failed to diligently pursue the cure to completion. Any decision of Non-Operators or Service Provider to give notice of breach to Operator or to remove Operator under this Article 4.5(B) shall be made by the affirmative vote of at least sixty-seven percent (67%) of the Voting Interest of the Service Provider and Non-Operators.

(c)  If Operator together with any Affiliate of Operator is or becomes the holder of a Participating Interest of less than twenty per cent (20%), then Operator shall be required to promptly notify the other Parties. The Operating Committee shall then vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.6.

(d)  If there is a direct or indirect change in control of Operator (other than a transfer of control to an Affiliate of Operator), Operator shall be required to promptly notify the other Parties. The Operating Committee shall vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.6. For purposes of this Article 4.5(c), control means the ownership directly or indirectly of more than forty per cent (40%) of the voting rights in Operator.

4.6  Appointment of Successor

When a notice of resignation of the Operator is received by the Operating Committee pursuant to Article 4.4 or change of Operator occurs pursuant to Article 4.5:

(a)  The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the terms of the Lease and the voting procedure of Article 6.9 of this Agreement. No Party may be appointed successor Operator against its will.

(b)  If proceedings are initiated pursuant to Article 18, no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 9.3 with respect to Operator’s breach of its payment obligations.

(c)  If an Operator is removed, other than in the case of Article 4.5(c) or Article 4.5(d), neither Operator nor any Affiliate of Operator shall have the right to vote for itself on the appointment of a successor Operator, nor be considered as a candidate for the successor Operator and the percentage figure set out in Article 6.9 shall apply to the total votes available to the remaining Parties.

(d)  A resigning or removed Operator shall be compensated out of the Joint Account for its reasonable expenses directly related to its resignation or removal, except in the case of a material breach by the resigning or removed Operator of its obligations under this Agreement.

(e)  The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee. The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

(f)  The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary approvals or consents under the Lease and receipt of necessary Government approvals. Until such consents and approvals are obtained, the Operating Committee may, upon notice to the resigning or removed Operator, assume conduct of all Joint Operations in the name of the resigning or removed Operator.

(g)  Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights, obligations and authority prescribed for Operator. The former Operator shall transfer to the successor Operator or the Operating Committee custody of all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations. Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date.
Without limiting the generality of the foregoing, the successor Operator shall perform the duties imposed upon it pursuant to Article 4.2 from and after the date of its appointment.

4.7  Limitation on Liability of Operator

(a)  Except as set out in this Article 4.7, neither the Operator nor any other Indemnitee (as defined below) shall bear (except as a Party to the extent of its Paying Share from time to time) any damage, loss, cost, expense or liability to the Field Owners resulting from the Operator performing (or failing to perform) the duties and functions of the Operator, and the Indemnitees be and are hereby released from liability to Field Owners for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, the negligence (whether sole, joint or concurrent), strict liability or other legal fault of Operator (or any such Indemnitee), provided that if the Operator (or any such Indemnitee) engages in Gross Negligence that proximately causes the Parties to incur damage, loss, cost, expense or liability to the Parties, then the Operator shall bear and shall be required to compensate and does hereby indemnify the Parties for such damage, loss, cost, expense or liability so incurred.

(b)  Except as set out in this Article 4.7, the Parties shall in proportion to their respective Paying Share defend and indemnify Operator and its affiliates, and the officers and directors of both (collectively, in this Article 4.7, the “Indemnitees”), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any person or entity (other than the Non-Operators), which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, the negligence (whether sole, joint or concurrent), strict liability or other legal fault of Operator (or any such Indemnitee), provided that if the Operator (or any such Indemnitee) engage in Gross Negligence that proximately causes such person or entity to incur damage, loss, cost, expense or liability, then the Operator shall individually bear, without the right to indemnity, such damage, loss, cost, expense or liability.

(c)  Nothing in this Article 4.7 shall be deemed to relieve the Party designated as Operator and the Service Provider from its Paying Share of any damage, loss, cost, expense or liability arising out of, incident to or resulting from Joint Operations.

(d)  Notwithstanding the foregoing, under no circumstances shall any Indemnitee (except as a party to the extent of its Paying Share) bear any damages, loss, cost, expense or liability for environmental, consequential, punitive or any other similar indirect damages or losses, including but not limited to those arising from business interruption, reservoir or formation damage, inability to produce hydrocarbons, loss of profits, pollution control and environmental amelioration or rehabilitation.

ARTICLE 5
SERVICE PROVIDER

5.1  Designation of Service Provider

(a)  Without prejudice to Article 5.1(b) and any entitlement of the Service Provider to subcontract performance of certain obligations under this Agreement, ASHER ENERGY CORPORATION is appointed and hereby agrees to act as Service Provider under this Agreement.

(b)  Service Provider as a Technical Operator shall assist the Administrative Operator in performing its functions and duties of the Administrative Operator under the Lease and in so doing, the Service Provider shall assist the Administrative Operator in establishing itself as a competent operator of international petroleum operations. In order to provide such assistance, the Field Owners agree with the Service Provider and with one another that the Service Provider shall have those rights and obligations defined within this Agreement.

5.2  Rights and Duties of Service Provider

(a)  Subject to the terms and conditions of this Agreement, the Service Provider shall assist the Operator in the conduct of all Joint Operations on the Contract Area. The Service Provider may employ independent contractors and/or agents (which may include Affiliates of Service Provider) in conducting and performing such Joint Operations, subject to the approval of the Joint Operating Committee.

(b)  The Service Provider shall

(i)  provide the funding for all Joint Operations required on OPL 2012 and the selected Exploration Prospect in accordance with the approved Work Programme and Budget;

(ii)  promptly pay and discharge all liabilities and expenses incurred in connection with Joint Operations on the Fields, and the Selected Exploration Prospect and use its reasonable efforts to keep and maintain the Joint Property free from all liens, charges equities and/or encumbrances arising out of Joint Operations other than those authorized by the Operating Committee and not precluded under the Lease;

(iii)  provide reasonable and appropriate training for the Operator’s staff, on a yearly basis

(iv)  assign such staff and management as the Operating Committee decides are necessary to the Joint Operating Team based in Lagos; and

(v)  do all such other things as may be required of the Operator or Service Provider under this Agreement or as may be directed by the Operating Committee.

(c)  The Service Provider together with the Operator shall, subject to the approval of the Operating Committee, establish a Joint Operating Team based in Lagos. This team shall include such staff from the Operator and the Service Provider as the Operating Committee deems necessary and the cost of the Joint Operating Team shall be charged to the Joint Account. The Joint Operating Team shall, subject to the approval of the Operating Committee:

(i)  perform all Joint Operations required for the OPL 2012 Fields and the Selected Exploration Prospect in accordance this Agreement and the instructions of Operating Committee;

(ii)  arrange payment to the Government from the Revenue Collection Escrow Account, within the periods and in the manner all applicable laws and regulations, all periodic payments, royalties, taxes, fees and other payments pertaining to Joint Operations, but excluding any taxes measured by the profits or the incomes of the Parties;

(iii)  take all such reasonable, necessary and proper measures to enforce its contractual rights in and under the terms of the Lease;

(iv)  take all reasonable, necessary and proper measures for the protection of life, health, the environment and property in the case of an emergency; provided, however, that the Operating Committee shall be immediately advised of the details of such emergency and measures to combat same

(v)  conduct all Joint Operations in a diligent, safe and efficient manner in accordance with good and prudent international oil field practices and conservation principles generally followed by the international petroleum industry under similar circumstances;

(vi)  upon receipt of reasonable advance notice, permit the representatives of the Field Owner and the Service Provider to have at all reasonable times reasonable access to the Joint Operations with the right to observe all such Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

(vii)  assist the Operator in carrying out its obligations pursuant to the Lease;

(viii)  do all such other things as may be directed by the Operating Committee.

5.3  Employees of Service Provider

Subject to the Lease and this Agreement, the Service Provider shall determine the number of employees, the selection of such employees, the hours of work and the compensation to be paid to all such employees in connection with Joint Operations. The Service Provider shall employ only such employees, agents and contractors as are reasonably necessary to conduct Joint Operations. The Administrative Operator shall apply for / facilitate and supply work permits and resident permits for the employees of Service Provider.  The Service Provider must consult the Joint operating committee, and the Joint operating committee must confirm, before any employment is extended to the applicant

5.4  Information Supplied by the Joint Operating Team

The Joint Operating Team shall provide all Parties with the following data and reports as they are currently produced or compiled from the Joint Operations:

(a)  Copies of all technical, geological, geophysical, reserves, engineering or other reports relating to Joint Operations required to be furnished to the Government.

(b)  Other reports as frequently as is justified by the activities or as instructed by the Operating Committee, including but not limited to:

(i)  Copies of all logs or surveys;

(ii)  Daily drilling progress reports;

(iii)  Copies of all Tests and core analysis reports;

(iv)  Copies of the plugging reports;

(v)  Copies of the final geological and geophysical maps and reports; and

(vi)  Copies of engineering studies, development schedules and annual progress reports on development projects; and

(vii)  Copies of field and well performance reports, including reservoir studies and reserve estimates.

5.5  Settlement of Claims and Lawsuits

(a)  The Parties shall promptly notify the other Parties of any claim made against such Field Owner by a third party which arises out of or may affect the Joint Operations, and such Party shall defend or settle the same in accordance with any directions given by the Operating Committee. Those costs, expenses and damages incurred pursuant to such defense or settlement, which are directly attributable to Joint Operations shall be for the Joint Account.

(b)  Notwithstanding Article 5.5(a), each Party shall have the right to participate in any such suit, prosecution, defense or settlement conducted in accordance with Article 5.5(a) at its sole cost and expense; provided always that no Party may settle its Participating Interest share or Paying Share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

5.6  Limitation on Liability of Service Provider

(a)  Except as set out in this Article 5.6, neither the Service Provider nor any other Indemnitee (as defined below) shall bear (except as a Party to the extent of its Paying Share from time to time) any damage, loss, cost, expense or liability to the Field Owners or Operator resulting from performing (or failing to perform) the duties and functions of the Service Provider, and the Indemnitees are hereby released from liability to the Field Owners and Operator for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, the negligence (whether sole, joint or concurrent), gross negligence, strict liability or other legal fault of Service Provider (or any such Indemnitee), provided that if the Service Provider (or any such Indemnitee) engage in Gross Negligence that proximately causes the Field Owners or Operator to incur damage, loss, cost, expense or liability, then the Service Provider shall bear and shall be required to compensate and does hereby indemnify the Field Owners and Operator for such damage, loss, cost, expense or liability.

(b)  Except as set out in this Article 5.6, the Parties shall in proportion to their respective Paying Share defend and indemnify Service Provider and its affiliates, and the officers and directors of both (collectively, in this Article 5.6, the “Indemnitees”), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any person or entity (other than the Field Owners or Operator pursuant to Article 5.6(a) , which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, the negligence (whether sole, joint or concurrent), gross negligence, strict liability or other legal fault of Service Provider (or any such Indemnitee), provided that if the Service Provider (or any such Indemnitee) engages in Gross Negligence that proximately causes such person or entity to incur damage, loss, cost, expense or liability, then the Service Provider shall individually bear, without the right to indemnity, such damage, loss, cost, expense or liability.

(c)  Nothing in this Article 5.6 shall be deemed to relieve the Party designated as Operator and Service Provider from its Paying Share of any damage, loss, cost, expense or liability arising out of, incident to or resulting from Joint Operations.

(d)  Notwithstanding the foregoing, under no circumstances shall any Indemnitee (except as a party to the extent of its Paying Share) bear any damages, loss, cost, expense or liability for environmental, consequential, punitive or any other similar indirect damages or losses, including but not limited to those arising from business interruption, reservoir or formation damage, inability to produce hydrocarbons, loss of profits, pollution control and environmental amelioration or rehabilitation.

5.7  Insurance

(a)  Subject to the approval of the Operating Committee, the Operator and the Service Provider shall jointly procure and maintain or cause to be procured and maintained for the Joint Account all insurance in the types and amounts required in accordance with good oil field practice and by the Lease.

(b)  The Service Provider shall obtain such further insurance, at competitive rates, as the Operating Committee may from time to time require.

(c)  The cost of insurance in which all the Parties are participating shall be for the Joint Account.

(d)  The Service Provider shall, in respect of all insurance obtained pursuant to this Article 5.7:

(i)  promptly inform the participating Parties when such insurance is obtained and upon request, supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(ii)  arrange for the participating Parties to be named as co-insured on the relevant policies with waivers of subrogation in favour of all the Parties; and

(iii)  duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties.

(e)  The Service Provider and the Operator shall use their reasonable efforts to require all contractors performing work in respect of Joint Operations to obtain and maintain any and all insurance in the types and amounts required by any applicable laws, rules and regulations or any decision of the Operating Committee and shall use its reasonable efforts to require all such contractors to name the Parties as additional insured’s on such contractors’ insurance policies or to obtain from their insurers waivers of all rights of recourse against the Service Provider, Non-Operators and their insurers.

5.8  Commingling of Funds

The Service Provider shall not commingle with the Service Provider’s own funds, the monies which the Service Provider receives from or for the Joint Account pursuant to this Agreement.

5.9  Resignation of Service Provider

(a)  Subject to Article 5.9, the Service Provider may resign as Service Provider at any time by so notifying the Operator, Field Owners and Operating Committee at least one hundred and twenty (120) Days prior to the effective date of such resignation or by giving such shorter period of notice as the Operating Committee shall agree.

(b)  A resigning Service Provider shall be compensated out of the Joint Account for its reasonable expenses directly related to its resignation or removal, except in the case of a material breach of its obligations under this Agreement.  A resigning Service Provider must have fulfilled all its obligations as at the time of resignation, otherwise the Operating committee will meet and confirm liabilities.  The Service Provider shall pay for all its liabilities with interest.  The Administrative operator will have a right of first refusal to take its equity in the oil block.

(c)  The resigning Service Provider and the Operator shall arrange for the taking of an inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the resigning Service Provider. Such inventory and audit shall be completed, if possible, no later than the effective date of the resignation of the Service Provider and shall be subject to the approval of the Operating Committee. The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

(d)  Upon the effective date of the resignation, the Operating Committee shall appoint the Operator to succeed the resigning Service Provider, whereupon the Operator shall succeed to all duties, rights and authority prescribed for the Service Provider. The resigning Service Provider shall transfer to the Field Owners the custody of all Joint Property, books of account, records and other documents maintained by the Service Provider pertaining to the Contract Area and to Joint Operations. Upon delivery of the above-described property and data, the resigning Service Provider shall be released and discharged from all obligations and liabilities as Service Provider including all future Financial obligations and the obligation to pay the Paying Share accruing after such date.

5.10  Removal of Service Provider

(a)  The Service Provider shall be removed upon receipt of notice the Operator if:

(i)  an order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation or winding up of the Service Provider;

(ii)  the Service Provider dissolves, liquidates, is wound up, or otherwise terminates its existence;

(iii)  the Service Provider becomes insolvent, bankrupt or makes an assignment for the benefit of creditors; or

(iv)  a receiver is appointed for a substantial part of the Service Provider’s assets and undertaking.

(b)  The Service Provider may be removed by the decision of the Field Owners if the Service Provider has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from the Operator detailing the alleged breach or failed to diligently pursue the cure to completion.
Any decision of Operator to give notice of breach to Service Provider or to Service Provider under this Article 4.5(B) shall be made by the affirmative vote of at least sixty-seven percent (67%) of the Participating Interest of the Field Owners.

5.11  Office Maintenance

(a)  The Administrative Operator and Technical operator shall be paid out of the joint account, the cost for the maintenance of its office and staff in Nigeria.  Office and staff maintenance cost shall include building lease/rent, administrative staff, and housing and transportation lease/rent and office equipment:

ARTICLE 6
OPERATING COMMITTEE

6.1  Establishment of Operating Committee and Management Committee

To provide for the overall supervision and direction of Joint Operations, there shall be established an Operating Committee and management committee composed of representatives of each Party to this Agreement. The Field Owners (SIGMUND) shall be entitled to appoint two (2) representative to the Operating Committee and/or management committee and the Service Provider (ASHER) shall be entitled to appoint two (2) representative to the Operating Committee and/or management committee. Each Party may also name alternate representatives. Each Party shall within thirty (30) days after the date of this Agreement give notice in writing to the other Parties of the names and addresses of its representative and alternate representative to serve on the Operating Committee and/or management committee.  Each Party shall have the right to change its representative and alternate at any time by giving notice in writing to such effect to the other Parties.

6.2  Powers and Duties of Operating Committee and Management Committee

The Operating Committee shall have power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the obligations under the Lease and properly explore and exploit the Contract Area in accordance with the Lease and this Agreement.  The Operating Committee shall take all decisions to the Management Committee, for confirmation.

6.3  Authority to Vote

(a)  The representative of a Party, or in his absence his alternate representative, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee.

(b)  In respect of Operating Committee decisions for all Joint Operations in the Contract Area prior to Payout, the Field Owners shall be deemed to have a voting interest equal to fifty per cent (50%) and the Service Provider shall be deemed to have a voting interest (the “Voting Interest”) equal to fifty per cent (50%).

(c)  In respect of Operating Committee decisions for all Joint Operations in the Contract Area following Payout, the Field Owners shall be deemed to have a voting interest (the “Voting Interest”) equal to fifty per cent (50%) and the Service Provider shall be deemed to have a voting interest equal to fifty per cent (50%).

(d)  In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings such technical and other advisers as it may deem appropriate.

6.4  Subcommittees

The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties.

6.5  Notice of Meeting

(a)  Any Party may request a meeting of the Operating Committee by giving notice to the current chairman. Upon receiving such request, the current chairman shall call such meeting for a date not less than fifteen (15) Days nor more than twenty (20) Days after receipt of the request.

(b)  The notice periods above may only be waived with the unanimous consent of all the Parties.

6.6  Contents of Meeting Notice

(a)  Each notice of a meeting of the Operating Committee as provided by the Service Provider or the Operator (as the case may be) shall contain:

(i)  The date, time and location of the meeting; and

(ii)  An agenda of the matters and proposals to be considered and/or voted upon at the meeting.

(b)  A Party, by notice to the other Parties given not less than seven (7) Days prior to a meeting, may add additional matters to the agenda for a meeting.

(c)  On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

6.7  Location of Meetings

All meetings of the Operating Committee shall be held in Abuja, Nigeria or elsewhere as may be decided by the Operating Committee.

6.8  Current Secretary’s Duties for Meetings

With respect to meetings of the Operating Committee and any subcommittee, the Secretary’s duties shall include, but not be limited to:

(a)  Timely preparation and distribution of the meeting agenda;

(b)  Organization and conduct of the meeting; and

(c)  Preparation of a written record of each meeting.

6.9  Voting Procedure

Except as otherwise expressly provided in this Agreement, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided by the affirmative vote of at least eighty-five per cent (85%) of voting interests.

6.10  Record of Votes

(a)  Unless unanimously agreed by the representatives of the Operating Committee otherwise, the chairman of the Operating Committee shall alternate annually between a representative of the Field Owners and a representative of the Service Provider. The chairman shall appoint a secretary from the Joint Operating Team who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting.
The Parties agree that the Field Owners shall chair the Operating Committee for the year following the Effective Date of this Agreement.

(b)  Each representative shall be provided a copy of and sign the record of each proposal voted upon at the end of such meeting and following execution, such record shall be considered the final record of the decisions of the Operating Committee on the matters or proposals voted on at the meeting.

6.11  Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Days after the end of the meeting. The Parties shall have ten (10) days following receipt of such minutes to object to or comment upon the contents thereof in writing, following which such minutes will be considered to be a true and accurate record of the meeting. Where there is a comment or dispute regarding the contents of the minutes, the Parties will work cooperatively with one another to finalize an agreed set of minutes at the earliest possible time.

6.12  Voting by Notice

(a)  In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice. The proposing Party or Parties shall notify the Service Provider who shall give each representative notice describing the proposal so submitted. Each Party shall communicate its vote by notice to the Chairman and the other Parties within one of the following appropriate time periods after receipt of the Service Provider’s notice:

(i)  twenty-four (24) hours in the case of operations which involve the use of a drilling rig or seismic vessel that is standing by in the Contract Area; and

(ii)  fourteen (14) Days in the case of all other proposals.

(b)  Except in the case of Article 6.1, any Party may by notice delivered to all other Parties within seven (7) Days of receipt of the Chairman’s notice request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at a meeting duly called for that purpose.

(c)  Except as provided in Article 11, any Party failing to communicate its vote in accordance with the time periods specified in Article 6.12(a) shall be deemed to have voted for such proposal.

(d)  If a meeting is not requested, then at the expiration of the appropriate time period, the Service Provider shall give each Party a confirmation notice stating the tabulation and results of the vote.

6.13  Effect of Vote

All decisions taken by the Operating Committee pursuant to this Article 6, shall be conclusive and binding on all the Parties except that:

(a)  If pursuant to this Article 8, a Joint Operation has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party shall have the right for the appropriate period specified below to propose in accordance with Article 8, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

(i)  For proposals involving the use of a drilling rig or seismic vessel that is standing by under contract in the Contract Area, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 6.12(a)(i) has expired or after receipt of the Chairman’s notice given pursuant to Article 6.12(d), as applicable;

(ii)  For proposals to develop a Discovery, such right shall be exercisable for ten (10) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 6.6 or Article 6.12;

(iii)  For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 6.6 or Article 6.12.

(b)  If a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as an Exclusive Operation pursuant to Article 8, then such Party shall have the right not to participate in the operation contemplated by such approval. Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within five (5) Days (or within twenty-four (24) hours if the drilling rig or seismic vessel to be used in such operation is standing by under contract in the Contract Area) following Operating Committee approval of such proposal. The Parties that were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under Article 8. Any Party that gave notice of non-consent shall be a Non-Consenting Party as to such Exclusive Operation.

(c)  If the Consenting Parties to an Exclusive Operation under Article 6.13(a) concur, then the Operating Committee may, at any time, pursuant to this Article 6, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

(d)  Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking or plugging of a well, has been approved and commenced, such operation shall not be discontinued without the consent of the Operating Committee; provided, however, that such operation may be discontinued, if:

(i)  an impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of the Service Provider causes the continuation of such operation to be impractical; or

(ii)  other circumstances occur which in the reasonable judgment of the Service Provider cause the continuation of such operation to be unwarranted and after notice the Operating Committee within the period required under Article 6.12(a)(i) approves discontinuing such operation.

On the occurrence of either of the above, the Service Provider shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing, and any Party shall have the right to propose in accordance with Article 8, an Exclusive Operation to continue such operation.

ARTICLE 7
WORK PROGRAMMES AND BUDGETS

7.1  Exploration and Appraisal

(a)  Not later than 30 days following the Effective Date of this Agreement, the Technical Operator shall prepare a Work Programme and Budget in accordance with Exhibit D to cover the remainder of the Calendar Year and deliver such to the Operating Committee. Not later than 45 days following the Effective Date of this Agreement, the Operating Committee shall meet to consider and endeavour to agree on a Work Program and Budget. The approved Work Program and Budget shall be submitted to the Government for approval as prescribed by the Lease.

(b)  On or before the 15th Day of August of each Calendar Year, Joint Operating Team shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the following Calendar Year. The Work Program and Budget will be based on the Work Program and Budget as agreed to in the Lease. Not later than the 15th Day of August in each Calendar Year, the Operating Committee shall meet to consider and to endeavour to agree on a Work Program and Budget. The approved Work Program and Budget shall be submitted to the Government for approval as prescribed by the Lease.

(c)  If a Discovery is made through drilling an exploration well as a Joint Operation, the Operator shall deliver a notice of Discovery and the Joint Operating Team shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and a recommendation as to whether the Discovery merits appraisal. If the Operating Committee determines that the Discovery merits appraisal, the Joint Operating Team within one hundred and twenty (120) Days, shall deliver to the Parties a proposed Work Program and Budget for the appraisal of the Discovery. Within ninety (90) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Lease, the Operating Committee shall meet to consider, modify and then either approve or reject the appraisal Work Program and Budget. If the appraisal Work Program and Budget is approved by the Operating Committee, Operator shall take such steps as may be required under the Lease to secure approval of the appraisal Work Program and Budget by the Approval Authority. In the event the Government requires changes in the appraisal Work Program and Budget, the matter shall be resubmitted to the Operating Committee for further consideration.

(d)  Any approved Work Program and Budget may be revised by the Operating Committee from time to time. To the extent such revisions are approved by the Operating Committee, the Work Program and Budget shall be amended subject to receipt of any requisite approvals to such amendment under the Lease. The Operator shall submit the approved Work Program and Budget amendment to the Approval Authority if required by the terms of the Lease. The amended Work Program and Budget shall become the approved Work Program and Budget upon receipt of the requisite approvals under the Lease.

(e)  Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 6.12(a)(i) by notifying all other Parties. Any such proposal shall include an AFE for such Completion costs.

7.2  Development

(a)  If the Operating Committee determines that a Discovery may be commercial, the Joint Operating Team shall, as soon as practicable, deliver to the Parties a Development Plan together with the first annual Work Program and Budget and provisional Work Programs and Budgets for the remainder of the development of the Discovery, which shall contain, inter alia:

(i)  Details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis;

(ii)  An estimated date for the commencement of production;

(iii)  A delineation of the proposed Exploitation Area; and

(iv)  Any other information requested by the Operating Committee.

(b)  After receipt of the Development Plan and prior to any applicable deadline under the Lease, the Operating Committee shall meet to consider, modify and then either approve or reject the Development Plan and the first annual Work Program and Budget for the development submitted by the Joint Operating Team. If the Development Plan is approved by the Operating Committee, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Lease and take such other steps as may be required under the Lease to secure approval of the Development Plan by the Government. In the event the Government requires changes in the Development Plan, the matter shall be resubmitted to the Operating Committee for further consideration.

(c)  If the Development Plan is approved, such work shall be incorporated into and form part of annual Work Programs and Budgets, and the Service Provider shall, on or before the 15th Day of August of each Calendar Year submit a Work Program and Budget for the Exploitation Area, for the following Calendar Year. Not later than the 15th Day of August of each Calendar Year, the Operating Committee shall endeavour to agree to such Work Program and Budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Development Plan.

7.3  Production

On or before the 15th Day of August of each Calendar Year, the Joint Operating Team shall deliver to the Parties a proposed production Work Program and Budget detailing the Joint Operations to be performed in the Exploitation Area and the projected production schedule for the following Calendar Year. Not later than the 15th Day of August in each Calendar Year, the Operating Committee shall agree upon a production Work Program and Budget.

7.4  Itemization of Expenditures

(a)  During the preparation of the proposed Work Programs and Budgets and Development Plans contemplated in this Article 7, the Joint Operating Team shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets and Development Plans.

(b)  Each Work Program and Budget and Development Plan submitted by the Joint Operating Team shall contain an itemized estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Calendar Year in question and shall, inter alia:

(i)  identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

(ii)  include such reasonable information regarding the Service Provider’s allocation procedures and estimated manpower costs as the Operating Committee may determine;

(iii)  comply with the requirements of the Lease;

(iv)  contain an estimate of funds to be expended by Calendar Quarter;

(v)  provide the method and an estimate of the total costs of the Development;

(vi)  include the information required under the Accounting Procedure.

(c)  The Work Program and Budget shall designate the portion or portions of the Contract Area in which Joint Operations itemized in such Work Program and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

7.5  Contract Award

The Joint Operating Committee shall award each contract for approved Joint Operations on the following basis:

	Procedure A	Procedure B
Exploration and Appraisal Operations	$0 to $50,000	Greater than $50,000
Development Operations	$0 to $50,000	Greater than $50,000
Production Operations	$0 to $50,000	Greater than $50,000

Procedure A

The Joint Operating Team shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of any Party, the Joint Operating Team shall obtain the approval of the Operating Committee.

Procedure B

The Parties shall establish a Bid Committee, consisting of equal numbers of representatives from each of the Service Provider and the Operator.

The Service Provider shall, with the assistance of the Joint Operating Team:

(a)  Provide the Parties with a list of the entities whom the Service Provider proposes to invite to tender for the said contract;

(b)  Add to such list any entity whom a Party requests to be added within fourteen (14) Days of receipt of such list;

(c)  Prepare and dispatch the tender documents to the entities on the list as aforesaid and to the Parties;

(d)  Receive the formal bids and deliver such to the Bid Committee for evaluation.

The Bid Committee shall:

Open, consider and analyze the details of all bids received;

Prepare and circulate to the Parties a competitive bid analysis, stating the Bid Committee’s recommendation as to the entity to whom the contract should be awarded, the reasons therefore, and the technical, commercial and contractual terms to be agreed upon;

Obtain the approval of the Operating Committee to the recommended bid; and

Provide each Party with a copy of the final signed version of the contract

7.6  Authorization for Expenditure (“AFE”) Procedure

(a)  Prior to incurring any commitment or expenditure for the Joint Account, the Joint Operating Team will issue an AFE for items of either a capital or operating expense Nature.  In addition the Joint Operating Team will issue an AFE for budgeted minor capital expenditures as directed by the Nigerian National Petroleum Corporation (NNPC).

The above will apply to exploration or appraisal, development and production Work Programs and Budgets.

(b)  Prior to making any expenditures or incurring any commitments for work subject to the AFE procedure in Article 7.6(a), the Joint Operating Team shall obtain the approval of the Operating Committee to an AFE for cost and technical control purposes. A Party may only vote to disapprove an AFE issued in furtherance of an approved Work Program and Budget if (i) some or all of the costs described in the AFE exceed the line items in the approved Work Program and Budget by more than what is permitted under Article 7.7, (ii) the proposed terms of any third party contract described in the AFE do not approximate fair market terms or (iii) in such Party’s good faith opinion, any material technical specifications contained in the AFE that are not in the approved Work Program and Budget are imprudent or are not supported by the known data about the formations being drilled. A Party’s vote shall be considered a vote to approve the AFE unless the Party specifically describes one or more of the three reasons listed above as the basis for its vote of disapproval. If the Operating Committee approves an AFE for the operation within the applicable time period under Article 6.12, the Service Provider shall be authorized to conduct the operation under the terms of this Agreement. If the Operating Committee fails to approve an AFE for the operation within the applicable time period, the operation shall be deemed rejected. The Joint Operating Team shall promptly notify the Parties if the operation has been rejected, and, subject to Article 8, any Party may thereafter propose to conduct the operation as an Exclusive Operation under Article 8. When an operation is rejected under this Article 7.6(b) or an operation is approved for differing amounts than those provided for in the applicable line items of the approved Work Program and Budget, the Work Program and Budget shall be deemed to be revised accordingly.

(c)  Each AFE proposed by the Joint Operating Team shall:

(i)  identify the operation by specific reference to the applicable line items in the Work Program and Budget;

(ii)  describe the work in detail;

(iii)  contain the Service Provider’s best estimate of the total funds required to carry out such work;

(iv)  outline the proposed work schedule;

(v)  provide a timetable of expenditures, if known; and

(vi)  be accompanied by such other supporting information as is necessary for an informed decision.

7.7  Over Expenditures of Work Programs and Budgets

(a)  No further approval of the Operating Committee will be required for an over expenditure for such line item up to ten per cent (10%) of the authorized amount for such line item; provided that the cumulative total of all over expenditures of the total Work Program and Budget for a Calendar Year shall be directed by the Nigerian National Petroleum Corporation (NNPC).

(b)  At such time that the Joint Operating Team is certain that the limits of Article 7.7(a) will be exceeded, the Joint Operating Team shall furnish a supplemental AFE for the estimated over expenditures to the Operating Committee for its approval and shall provide the Parties with full details of such over expenditures. The Joint Operating Team shall promptly give notice of the amounts of over expenditures when actually incurred.

(c)  The restrictions contained in this Article 6 shall be without prejudice to the Joint Operating Team’s rights to make expenditures as set out in Article 5.2(c)(iv).

ARTICLE 8
OPERATIONS BY LESS THAN ALL PARTIES

8.1  Limitation on Applicability

(a)  No operations may be conducted on the Contract Area except as Joint Operations under Article 6 or as Exclusive Operations under this Article 8. No Exclusive Operation shall be conducted which conflicts with a Joint Operation or which is in contravention of the Lease.

(b)  No Party may propose or conduct an Exclusive Operation under this Article 8, unless and until such Party has properly proposed such operation as a Joint Operation and such proposal has been rejected by the Operating Committee.

(c)  Any operation that may be proposed and conducted as a Joint Operation, other than operations pursuant to an approved Development Plan, may be proposed and conducted as an Exclusive Operation, subject to the terms of this Article 8 and subject to the approval of the Operating Committee.

(d)  No Party may propose or conduct an Exclusive Operation for the development of a Field within the Contract Area whose existence was known to the Parties on the Effective Date of this Agreement without unanimous consent of all Parties.

8.2  Procedure to Propose Exclusive Operations

(a)  Subject to Article 8.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non- Consenting Parties who have relinquished their rights to participate in such operation pursuant to Article 8.4(b) or Article 8.4(f) and have no option to reinstate such rights under Article 8.4(c). Such notice shall specify that such operation is proposed as an Exclusive Operation, the work to be performed, the location, the objectives and estimated cost of such operation.

(b)  Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

(i)  For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework involving the use of a drilling rig or seismic vessel that is standing by in the Contract Area, any such Party wishing to exercise such right must so notify the Operating Committee and the Party proposing the Exclusive Operation within twenty-four (24) hours after receipt of the notice proposing the Exclusive Operation.

(ii)  For proposals to develop a Discovery, any Party wishing to exercise such right must so notify the Operating Committee and the Party proposing to develop within thirty (30) Days after receipt of the notice proposing the Exclusive Operation.

(iii)  For all other proposals, any such Party wishing to exercise such right must so notify the Operating Committee and the Party proposing the Exclusive Operation within ten (10) Days after receipt of the notice proposing the Exclusive Operation.

(c)  Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

(d)  If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation. The Joint Operating Team shall commence such Joint Operation as promptly as practicable and conduct it with due diligence in accordance with this agreement.

(e)  If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

(i)  immediately after the expiration of the applicable notice period set out in Article 8.2(b) the Operator shall notify all Parties of the names of the Consenting Parties and the recommendation of the proposing Party as to whether the Consenting Parties should proceed with the Exclusive Operation.

(ii)  the Consenting Party or Consenting Parties shall bear one hundred per cent (100%) of the cost of the Exclusive Operation.

(iii)  the Operator shall commence such Exclusive Operation as promptly as practicable and conduct it with due diligence in accordance with this Agreement.

(iv)  if such Exclusive Operation has not been commenced within ninety (90) Days (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article 16) after the date of the notice given by the Service Provider under Article 8.2(e)(i), the right to conduct such Exclusive Operation shall terminate. If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Article 6 and Article 8.2(a) as if no proposal to conduct an Exclusive Operation had been previously made.

8.3  Responsibility for Exclusive Operations

(a)  The Consenting Parties shall bear the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incident to such Exclusive Operation (including but not limited to all costs (including the cost of abandonment), expenses or liabilities for environmental, consequential, punitive or any other similar indirect damages or losses arising from business interruption, reservoir or formation damage, inability to produce petroleum, loss of profits, pollution control and environmental amelioration or rehabilitation) and shall keep the Contract Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

(b)  Notwithstanding Article 8.3(a), each Party shall continue to bear its Paying Share of the cost and liability incident to the operations in which it participated, including but not limited to plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

8.4  Consequences of Exclusive Operations

(a)  With regard to any Exclusive Operation, for so long as a Non-Consenting Party has the option under Article 8.4(c) to reinstate the rights it relinquished under Article 8.4(b) such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties to all data and other information relating to such Exclusive Operation, other than G&G Data obtained in an Exclusive Operation. If a Non-Consenting Party desires to receive and acquire the right to use such G&G Data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties its participating interest share as set out in the agreement  of the cost incurred in obtaining such G&G Data. If the Parties decide to drill a well or wells within the area covered by the G&G Data obtained in an Exclusive Operation, the Non-Consenting Party shall pay to the Consenting Parties its participating interest share as set out in the agreement of the cost incurred in obtaining such G&G Data, which G&G Data shall then become Joint Property.

(b) Subject to Article 8.4(c), Article 8.6(e) and Article 8.8, each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties and the Consenting Parties shall be deemed to own a percentage in proportion to their participating interest in any Exclusive Operation as follows:

(i)  all of each such Non-Consenting Party’s right to participate in further operations in the well or Deepened or Sidetracked portion of a well in which the Exclusive Operation was conducted and on any Discovery made or appraised in the course of such Exclusive Operation; and

(ii)  all of each such Non-Consenting Party’s right pursuant to the Lease to take and dispose of Hydrocarbons produced and saved:

(1)  from the well or Deepened or Sidetracked portion of a well in which such Exclusive Operation was conducted and

(2)  from any wells drilled to appraise or develop a Discovery made or appraised in the course of such Exclusive Operation.

(c)  A Non-Consenting Party shall have only the following options to reinstate the rights it relinquished pursuant to Article 8.4(b):

(i)  if the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party the approved appraisal program. For sixty (60) Days (or forty-eight (48) hours if the drilling rig or seismic vessel which is to be used in such appraisal program is standing by under contract in the Contract Area) from receipt of such appraisal program, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 8.4(b) and to participate in such appraisal program. The Non-Consenting Party may exercise such option by notifying the Operating Committee within the period specified above that such Non-Consenting Party agrees to bear it’s Paying Share of the expense and liability of such appraisal program, to pay the lump sum amount as set out in Article 8.5(a) and to pay the Cash Premium as set out in Article 8.5(b);

(ii)  if the Consenting Parties decide to develop a Discovery made or appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties a Development Plan substantially in the form intended to be submitted to the Government. For six (6) Months from receipt of such Development Plan or such lesser period of time prescribed by the Lease, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 8.4(b) and to participate in such Development Plan. The Non-Consenting Party may exercise such option by notifying the Party proposing to act as the operator for such Development Plan within the period specified above that such Non-Consenting Party shall pay its percentage participating interest of the liability and expense of such Development Plan and such future operating and producing costs, to pay the lump sum amount as set out in Article 8.5(a) and to pay the Cash Premium as set out in Article 8.5(b);

(iii)  if the Consenting Parties decide to Deepen, Complete, Sidetrack, Plug Back or Recomplete an Exclusive Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non-Consenting Parties the approved AFE for such further operation. For sixty (60) Days (or forty-eight (48) hours if the drilling rig or seismic vessel which is to be used in such operation is standing by under contract in the Contract Area) from receipt of such AFE, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 8.4(b) and to participate in such operation. The Non-Consenting Party may exercise such option by notifying the Operating Committee within the period specified above that such Non-Consenting Party agrees to bear it’s Paying Share of the liability and expense of such further operation, to pay the lump sum amount as set out in Article 8.5(a) and to pay the Cash Premium as set out in Article 8.5(b).

(d)  If a Non-Consenting Party does not properly and within the relevant time limit exercise such option, including paying in a timely manner in accordance with Article 8.5 all lump sum amounts and Cash Premiums, if any, due to the Consenting Parties, such Non- Consenting Party shall have forfeited the options as set out in Article 8.4(c) and the right to participate in the proposed program, unless such program, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such Non-Consenting Party under Article 8.4(c).

(e)  A Non-Consenting Party shall become a Consenting Party with regard to an Exclusive Operation at such time as the Non-Consenting Party gives notice pursuant to Article 8.4(c); provided that such Non-Consenting Party shall have paid any lump sum amount and/or Cash Premium for such Exclusive Operation as required under this Article 8. Such Non-Consenting Party shall be entitled to recover its share of expenses paid pursuant to Article 8.5(a) (but not the amount of any associated Cash Premium) from Cost Hydrocarbons in accordance with Article 20. The Participating Interest of such Non-Consenting Party in such Exclusive Operation shall be its Participating Interest set out in Article 3.2. If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to Article 6 and in accordance with the Agreement.

(f)  If after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a Development Plan, the Consenting Parties desire to proceed, the Operator shall give notice to the Government under the appropriate provision of the Lease requesting a meeting to advise the Government that the Consenting Parties consider the Discovery to be a Commercial Discovery. Following such meeting, the Service Provider for such development shall apply for an Exploitation Area (if applicable in the Lease). Unless the Development Plan is materially modified or expanded prior to the commencement of operations under such plan (in which case a new notice and option shall be given to the Non-Consenting Parties under Article 8.4(c)), each Non-Consenting Party to such Development Plan shall be deemed to have:

(i)  elected not to apply for an Exploitation Area covering such development;

(ii)  forfeited all economic interest in such Exploitation Area;

(iii)  assumed a fiduciary duty to exercise its legal interest in such Exploitation Area for the benefit of the Consenting Parties.

Such Non-Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such Exploitation Area, even if the Development Plan is modified or expanded subsequent to the commencement of operations under such Development Plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Exploitation Area designed solely for the use of such Exploitation Area.

8.5  Premium to Participate in Exclusive Operations

(a)  Within thirty (30) Days of the exercise of its option under Article 8.4(c), each such Non- Consenting Party shall pay in immediately available funds to the Consenting Parties a lump sum amount payable in the currency designated by such Consenting Parties. Such lump sum amount shall be equal to one hundred per cent (100%) share of all liabilities and expenses, including overhead, that were incurred in every Exclusive Operation relating to the Discovery, or well, as the case may be, in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 8.4(b) and that were not previously paid by such Non-Consenting Party.

(b)  In addition to Article 8.4(a), if a Cash Premium is due, then within thirty (30) Days of the exercise of its option under Article 8.4(c) each such Non-Consenting Party shall pay in immediately available funds, in the currency designated by the Consenting Parties who took the risk of such Exclusive Operations, to such Consenting Parties a Cash Premium equal to the total of:

(i)  fifty per cent (50%) of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the obtaining of the portion of the G&G Data which pertains to the Discovery and that were not previously paid by such Non-Consenting Party; plus

(ii)  fifty per cent (50%) of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 8.4(b) and that were not previously paid by such Non-Consenting Party; plus

(iii)  fifty per cent (50%) of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 8.4(b) and that were not previously paid by such Non-Consenting Party.

8.6  Order of Preference of Operations

(a)  Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days, or twenty-four (24) hours if the drilling rig or seismic vessel to be used is standing by under contract in the Contract Area, from receipt of the proposal for the Exclusive Operation, to deliver to all Parties entitled to participate in the proposed operation such Party’s alternative proposal. Such alternative proposal shall contain the information required under Article 8.2(a).

(b)  Each Party receiving such proposals shall elect by delivery of notice to the Service Provider within the appropriate response period set out in Article 8.2(b) to participate in one of the competing proposals. Any Party not notifying the Operating Committee within the response period shall be deemed to have voted against the proposal.

(c)  The proposal receiving the largest aggregate voting interest shall have priority over all other competing proposals. In the case of a tie vote, the Operating Committee shall choose among the proposals receiving the largest aggregate voting interest. The chairman of the Operating Committee shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days of the end of the response period, or twenty-four (24) hours if the drilling rig or seismic vessel to be used is standing by under contract in the Contract Area.

(d)  Each Party shall then have two (2) Days (or twenty-four (24) hours if the drilling rig or seismic vessel to be used is standing by under contract in the Contract Area) from receipt of such notice to elect by delivery of notice to the Service Provider whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Article 8.4(b). Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

(e)  Notwithstanding the provisions of Article 8.4(b), if for reasons other than the encountering of granite or other practically impenetrable substance or any other condition encountered in the hole rendering further operations impracticable, a well drilled as an Exclusive Operation fails to reach the deepest objective Zone described in the notice proposing such well, the operator of such Exclusive Operation shall give notice of such failure to each Non-Consenting Party who submitted or voted for an alternative proposal under this Article 8.6 to drill such well to a shallower Zone than the deepest objective Zone proposed in the notice under which such well was drilled. Each such Non-Consenting Party shall have the option exercisable for forty-eight (48) hours from receipt of such notice to participate for its share in the initial proposed Completion of such well. Each such Non-Consenting Party may exercise such option by notifying the Service Provider that it wishes to participate in such Completion and by paying its share of the cost of drilling such well to its deepest depth drilled in the Zone in which it is completed. All liabilities and expenses for drilling and Testing the Exclusive Well below that depth shall be for the sole account of the Consenting Parties. If any such Non-Consenting Party does not properly elect to participate in the first Completion proposed for such well, the relinquishment provisions of Article 8.4(b) shall continue to apply to such Non-Consenting Party’s interest.

8.7  Stand-By Costs

(a)  When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party’s notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Article 8.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed. Stand by costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation, regardless of whether such Exclusive Operation is actually conducted.

(b)  If a further operation is proposed while the drilling rig or seismic vessel to be utilized is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 8.2(b) within which to respond by notifying the Operating Committee that such Party agrees to bear all stand by costs and other costs incurred during such extended response period. The Operating Committee may require such Party to pay the estimated stand by time in advance as a condition to extending the response period.

8.8  Special Considerations Regarding Deepening and Sidetracking

(a)  An Exclusive Well shall not be Deepened or Sidetracked without first affording the Non-
Consenting Parties in accordance with this Article 8.8 the opportunity to participate in such operation.

(b)  In the event any Consenting Party desires to Deepen or Sidetrack an Exclusive Well, such Party shall initiate the procedure contemplated by Article 8.2. If a Deepening or Sidetracking operation is approved pursuant to such provisions and if any Non-Consenting Party to the Exclusive Well elects to participate in such Deepening or Sidetracking operation, such Non-Consenting Party shall not owe any Cash Premium and such Non-Consenting Party’s payment pursuant to Article 8.5(a) shall be such Non-Consenting Party’s share of the liabilities and expenses incurred in connection with drilling the Exclusive Well from the surface to the depth previously drilled which such Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate in such Exclusive Well; provided, however, all liabilities and expenses for Testing and Completing or attempting Completion of the well incurred by Consenting Parties prior to the commencement of actual operations to Deepen or Sidetrack beyond the depth previously drilled shall be for the sole account of the Consenting Parties.

8.9  Use of Property

(a)  The Parties participating in any Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting or Reworking of any well drilled under this Agreement shall be permitted to use, free of cost, all casing, tubing and other equipment in the well that is not needed for operations by the owners of the wellbore, but the ownership of all such equipment shall remain unchanged. On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties owning such equipment by tendering to them their respective Paying Shares of the value of such equipment less the cost of salvage.

(b)  Notwithstanding the provisions of Article 3.3(a)(i), spare capacity in equipment that is constructed pursuant to this Agreement and used for processing or transporting oil and gas after it has passed through the wellhead (including without limitation primary separators and dehydrators, treatment facilities, gas processing plants and pipelines) shall be available for the duration of this Agreement for use by the Field Owner or Service Provider upon any Field situated within the Contract Area for Hydrocarbon production from the Contract Area on the terms set forth below. All Fields desiring to use such equipment shall nominate capacity in such equipment on a monthly basis by notice to the Operating Committee at least ten (10) days prior to the beginning of each month. The Chairman shall, subject to the approval of the Operating Committee, nominate capacity for the owners of each Field. If at any time the capacity nominated exceeds the total capacity of the equipment, the capacity of the equipment shall be allocated in the following priority: (1) first, to the Oil block, (2) second, to and Field discovered by the drilling of an Exploration Well on the Selected Exploration Prospect, and (3) third, to other Fields within the Contract Area discovered, developed and produced as Exclusive Operations. With the exception of the oil block, each Field using equipment pursuant to this Article 8.9(b) shall pay to the Joint Account of the oil block monthly throughout the period of use, an arm’s-length fee based upon third party charges for similar services in the vicinity of the Contract Area. If no arm’s-length rates for such services are available, then the Field desiring to use equipment pursuant to this Article 8.9(b) shall pay to the Joint Account for the oil block a monthly fee equal to (1) that portion of the total cost of the equipment, divided by the number of months of useful life established for such equipment under the tax law of Nigeria, that the capacity made available to such Field on a fee basis under this Article 8.9(b) bears to the total capacity of the equipment plus (2) that portion of the monthly cost of maintaining, operating and financing the equipment that the capacity made available to such Field on a fee basis under this Article 8.9(b) bears to the total capacity of the equipment.

(c)  Payment for the use of equipment under Article 8.9(b) shall not result in an acquisition of any additional interest in the equipment by the paying Parties. However, such payments shall be included in the costs which the paying Parties are entitled to recoup under Article 8.5.

(d)  Parties electing to use spare capacity in equipment pursuant to Article 8.9(b) shall indemnify the owners of the equipment against any and all costs and liabilities incurred as a result of such use (including but not limited to all costs, expenses or liabilities for environmental, consequential, punitive or other similar indirect damages or losses, whether arising from business interruption, reservoir or formation damage, inability to produce petroleum, loss of profits, pollution control, environmental amelioration or rehabilitation or otherwise), but excluding costs and liabilities for which the Service Provider is solely responsible under Article 5.6.

8.10  Miscellaneous

(a)  Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Lease.

(b)  The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of the Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

(c)  The Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure. Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such operations.

(d)  The Operator, if it is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made and the Accounting Procedure shall apply to the Operator in respect of any Exclusive Operations conducted by it.

(e)  Should the submission of a Development Plan be approved in accordance with Article 6.9, or should any Party propose a development in accordance with Article 8, with either proposal not calling for the conduct of additional appraisal drilling and should any Party wish to drill an additional Appraisal Well prior to development, then the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right (subject to the following sentence) to future reimbursement pursuant to Article 8.5. If such an Appraisal Well is produced, the Consenting Party or Parties shall own and have the right to take in kind and separately dispose of all of the Non-Consenting Parties’ Entitlement from such Appraisal Well until the value thereof, determined in accordance with Article 8.5, equals one hundred per cent (100%) of such Non-Consenting Parties’ shares of all liabilities and expenses, including overhead, that were incurred in any exclusive Operations relating to the Appraisal Well. If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party proposing to apply for an Exploitation Area decides to not develop the reservoir, then each Non-Consenting Party who voted in favour of such Development Plan prior to the drilling of such Appraisal Well shall pay to the Consenting Party the amount such Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

ARTICLE 9
DEFAULT

9.1  Default and Notice

If any Party enters into a default (and, hence, becomes a “Defaulting Party”), the Service Provider, or any non-defaulting Party in the case the Service Provider is the Defaulting Party, shall promptly give notice of such default to the Defaulting Party and each of the non-defaulting Parties (the “Default Notice”). Unless otherwise stated herein, a Defaulting Party shall have 90 days from receipt of the Default Notice to cure or remedy the default.

9.2  Allocation of Defaulted Accounts

(a)  The Party providing the Default Notice pursuant to Article 9.1 shall include in the Default Notice to each non-defaulting Party, particulars of the alleged Default including, if applicable, a statement of the sum of money that the non-defaulting Party is to pay as its portion (such portion being in the ratio that each non-defaulting Party’s Paying Share bears to the Paying Shares of all non-defaulting Parties) of the amount in default (excluding interest), subject to the terms of this Article 9.2. If the Defaulting Party remedies its default in full within ninety (90) Business Days from the date of the Default Notice, the notifying Party shall promptly notify each non-defaulting Party by telephone and facsimile, and the non-defaulting Parties shall be relieved of their obligation to pay a share of the amounts in default. Otherwise, each non-defaulting Party shall pay the Service Provider, within ninety (90) Business Days after the expiry of the cure period, its share of the amount which the Defaulting Party failed to pay. If any non-defaulting Party fails to pay its share of the amount in default as aforesaid, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article 9. The non-defaulting Parties which pay the amount owed by any Defaulting Party shall be entitled to receive their respective shares of the principal and interest payable by such Defaulting Party pursuant to this Article 9.

(b)  If the Service Provider is a Defaulting Party, then all payments otherwise payable to the Service Provider for Joint Account costs pursuant to this Agreement shall be made to the notifying Party instead until the default is cured. The notifying Party shall maintain such funds in trust for the non-defaulting Parties in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent the Service Provider would be authorized to make such payments under the terms of this Agreement. The notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available. When the Service Provider has cured its default, the notifying Party shall turn over all remaining funds in the account to the Service Provider and shall provide the Service Provider and the other Parties with a detailed accounting of the funds received and expended during this period. The notifying Party shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 9.2(b).

(c)  If the Field Owner is a Defaulting Party, then the Field Owner’s rights and obligations in the Field on which it is in Default shall be converted to a carried interest in such Field whereby the Paying Shares shall be as follows:

Defaulting Field Owner’s Paying Share 0%
Service Provider’s Paying Share 100%

All revenues from the Field on which the field Owner has Defaulted shall be allocated in accordance with Article 19.8.

9.3  Remedies

(a)  The Service Provider (or the notifying Party if the Service Provider is a Defaulting Party) shall be entitled to use proceeds of Defaulting Party’s Share of Cost Hydrocarbons and Profit Hydrocarbons under Article 19 to remedy any cash default.

(b)  If the Service Provider disposes of any Joint Property or any other credit or adjustment is made to the Joint Account while a Party is in default, the Service Provider (or the notifying Party if the Service Provider is a Defaulting Party) shall be entitled to apply the Defaulting Party’s share of the proceeds of such disposal, credit or adjustment against all amounts owing by the Defaulting Party.

(c)  The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

9.4  Survival

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Lease, abandonment of Joint Operations and termination of this Agreement.

ARTICLE 10
DISPOSITION OF PRODUCTION

10.1  Right and Obligation of the Parties to Market, Lift and Sell Hydrocarbons

The Parties shall arrange for an escrow account (the “Revenue Collection Escrow Account”) to be set up for the duration of this Agreement with a recognized international bank acceptable to all Parties for the purpose of receiving revenues from the sale of Hydrocarbons produced from all Joint Operations conducted on the OPL 2012 Fields, and any Field resulting from a Discovery made by drilling the Selected Exploration Prospect and for distributing these revenues to the Parties and the Government in accordance with the terms of this Agreement.

Prior to Payout,
(a)  the Operating Committee shall have the sole right and obligation to lift and sell on behalf of the Parties all Entitlement to Hydrocarbons produced from Joint Operations conducted on the Field and any Field resulting from a Discovery made by drilling the Selected Exploration Prospect and shall arrange for the revenues from such sale of Hydrocarbons to be deposited in the Revenue Collection Escrow Account. In the discharge of this right and obligation under Article 10.1 of this Agreement, the Operating Committee has a duty to ensure due diligence and accountability and shall be liable to the Parties for the breach of this duty.

(b)  The Operating Committee shall agree on a strategy for the marketing of all Hydrocarbons produced under Joint Operations. The Operating Committee shall propose a list of internationally recognized potential buyers and shall add to such list any other internationally recognized potential buyers requested by either the Administrative or technical Operator. The Operating Committee shall then invite and receive competitive bids from these buyers which shall be evaluated by the Bid Committee, which shall then make a recommendation for contract award to the Management Committee for approval. The Service Provider and the Administrative Operator shall jointly execute contract(s) with the approved buyer(s) and such contracts shall provide for all necessary transfers of title to the crude oil being sold and shall further procure for all sales revenues to be paid into the Escrow Account.

After Payout, the Parties shall jointly market and sell all Entitlement to Hydrocarbons produced from Joint Operations conducted on the OPL 2012 Fields and any Field resulting from a Discovery made by drilling the Selected Exploration Prospect and shall arrange for the revenues from such sale of Hydrocarbons to be deposited in the Revenue Collection Escrow Account.

10.2  Right and Obligation of Field Owners to Take in Kind

In the case of an Exclusive Operation in which the Service Provider is a Non-Consenting Party, the Field Owner that is a Consenting Party shall have the right and obligation to lift and sell all Hydrocarbons produced from such Exclusive Operations. However, in the event of any default on the part of such Field Owner to pay in full all Royalty, PPT and Gas CITA due upon all Exclusive Operations in which the Service Provider is a Non-Consenting Party to the proper authorities, the Field Owners irrevocably grant the Service Provider full right and authority, upon failure or refusal of a Field Owner to remedy such default within forty-five (45) days of the notice to that effect from the Service Provider, to use the Field Owners’ share of Profit Hydrocarbons produced from any Joint Operation to pay such defaulted amounts of Royalty, PPT and Gas CITA due from such Exclusive Operation pursuant to Article 10. The Defaulting Field Owner shall provide all necessary transfers of title to enable the Service Provider to sell such Crude Oil. If the Government is party to the offtake agreement, then the Parties shall endeavor to obtain its agreement to the principles set forth in this Article 10.

10.3  Offtake Agreement for Crude Oil

If Crude Oil is to be produced from an Exploitation Area as part of an Exclusive Operation in which the Service Provider is a Non-Consenting Party, the Parties shall in good faith, and not less than three (3) months prior to first delivery of Crude Oil, negotiate and conclude the terms of an agreement to cover the offtake of Crude Oil produced under the Lease. The Government may, if necessary and practicable, also be party to the offtake agreement. This offtake agreement shall, to the extent consistent with the Lease and this Agreement, make provision for:

(a)  the delivery point, at which title to, and risk of loss of, Crude Oil shall pass to the Parties interested (or as the Parties may otherwise agree);

(b)  the Joint Operating Team’s regular periodic advice to the Parties of estimates of total available production for succeeding periods, quantities of each grade of crude oil and each Party’s share for as far ahead as is necessary for the Service Provider and the Parties to plan offtake arrangements. Such advice shall also cover for each grade of Crude Oil total available production and deliveries for the preceding period, inventory and overlifts and underlifts;

(c)  nomination by the Parties to the Operating Committee of acceptance of their respective share of total available production for the succeeding period. Such nominations shall in any one period be for each Party’s entire share of available production during that period subject to operational tolerances and agreed minimum economic cargo sizes or as the Parties may otherwise agree;

(d)  elimination of overlifts and underlifts;

(e)  if offshore loading or a shore terminal for vessel loading is involved, risks regarding acceptability of tankers, demurrage and (if applicable) availability of berths;

(f)  distribution to the Parties of available grades, gravities and qualities of Hydrocarbons to ensure, to the extent Parties take delivery of their Entitlements as they accrue, that each Party shall receive in each period Entitlements of grades, gravities and qualities of Hydrocarbons from each Exploitation Area in which it participates similar to the grades, gravities and qualities of Hydrocarbons received by each other Party from that Exploitation Area in that period;

(g)  to the extent that distribution of Entitlements on such basis is impracticable due to availability of facilities and minimum cargo sizes, a method of making periodic adjustments; and

(h)  the option and the right of the other Parties to sell an Entitlement which a Party fails to nominate for acceptance pursuant to (c) above or of which a Party fails to take delivery, in accordance with applicable agreed procedures, provided that such failure either constitutes a breach of the Operator’s obligations under the terms of the Lease, or is likely to result in the curtailment or shut-in of production. Such sales shall be made only to the limited extent necessary to avoid disruption in Joint Operations. The Joint Operating Team shall give all Parties as much notice as is practicable of such situation and that a sale option has arisen. Any sale shall be of the un-nominated or undelivered Entitlement as the case may be and for reasonable periods of time as are consistent with the minimum needs of the industry and in no event to exceed twelve (12) months. The right of sale shall be revocable at will subject to any prior contractual commitments. Payment terms for production sold under this option shall be established in the offtake agreement.

If an offtake agreement has not been entered into by the date of first delivery of Crude Oil, the Parties shall be bound by the principles set forth in this Article 10.3 until an offtake agreement has been entered into.

10.4  Separate Agreement for Natural Gas

The Parties recognize that if natural gas is or has been discovered it may be necessary for the Parties to enter into special arrangements for the disposal of the natural gas, which are consistent with the Development Plan and subject to the terms of the Lease.

ARTICLE 11
ABANDONMENT

11.1  Abandonment of Wells Drilled as Joint Operations

(a)  A decision to plug and abandon any well which has been drilled as a Joint Operation shall require the approval of the Operating Committee.

(b)  Should any Party fail to reply within the period prescribed in Article 6.12(a)(i) or Article 6.12(a)(ii), whichever is applicable, after delivery of notice of the Service Provider’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

(c)  If the Operating Committee approves a decision to plug and abandon an Exploration Well or an Appraisal Well, any Party voting against such decision may propose, within the time periods allowed by Article 6.13(a), to conduct an alternative Exclusive Operation in the wellbore. If no Exclusive Operation is timely proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under Article 8.2, such well shall be plugged and abandoned without additional approval or notice.

(d)  Any well plugged and abandoned under this Agreement shall be plugged and abandoned in accordance with applicable laws, regulations and utilizing good oilfield practice, all at the cost, risk and expense of the Parties who participated in the cost of drilling such well.

11.2  Provision for Abandonment

(a)  except for Exclusive Operation in which Service Provider is a Non-Consenting Party, in respect of any development within the Contract Area, the Joint Operating Team shall submit to the Operating Committee, within six (6) months following the commencement of production from such development:

(i)  an abandonment plan for such Field setting out the estimated date of abandonment, the abandonment scheme and the estimated cost of abandonment;
and

(ii)  a schedule of payments setting out the amounts which would need to be paid into an interest bearing escrow account (the “Abandonment Sinking Fund”) in order properly to provide for the cost of the abandonment.

(b)  Within two (2) months following receipt of the abandonment plan from the Joint Operating Team, the Operating Committee shall meet to approve, after making such changes as the Operating Committee may require, the plan and the schedule of payments to be made into the Abandonment Sinking Fund.

(c)  Within thirty (30) Days following the approval of the abandonment plan and the schedule of payments, the Operator and the Service Provider shall jointly establish the Abandonment Sinking Fund as an interest bearing account, held in escrow on behalf of the Parties by such person as the Operating Committee shall direct, and shall arrange for payments to be made into this account in accordance with the approved schedule of payments. Payments made into the Abandonment Sinking Fund shall be Petroleum Costs and shall be cost recoverable in accordance with the Accounting Procedure.

Once the economic limit of the Field has been reached and approval for abandonment of the field has been received from both the Operating Committee and the Government, the Joint Operating Team shall utilise the proceeds of the Abandonment Sinking Fund to undertake the abandonment of the field. In the event that the proceeds of the Abandonment Sinking Fund are less than the cost of the abandonment operation, the remaining costs shall be charged to the Parties in proportion to their Share of Profit Hydrocarbons. In the event that the proceeds of the Abandonment Sinking Fund exceed the cost of the abandonment operation, such excess shall be reimbursed to the Parties in proportion to their share of Profit Hydrocarbons.

ARTICLE 12
SURRENDER, EXTENSIONS AND RENEWALS

12.1  Surrender

(a)  If the Lease requires the Parties to surrender any portion of the Contract Area, the Joint Operating Team shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender. Prior to the end of such period, the Operating Committee shall determine pursuant to Article 6 the size and shape of the surrendered area, consistent with the requirements of the Lease. The Parties shall execute any and all documents and take such other actions as may be necessary to effect the surrender. Each Party renounces all claims and causes of action against the any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Hydrocarbons are subsequently discovered under the surrendered area.

(b)  A surrender of all or any part of the Contract Area which is not required by the Lease shall require the unanimous consent of the Parties.

12.2   Extension of the Term

(a)  A proposal by any Party to extend the term of the Lease shall be brought before the Operating Committee pursuant to Article 6.

(b)  Any Party shall have the right to request the Operating Committee take steps to extend the term of the Lease. If any Party or Parties take such action, any Party not wishing to extend shall have a right to withdraw, subject to the provision of not less than 60 days notice to the other Parties. Upon receipt of such notice, the applying parties shall notify the Government of the desire of the withdrawing Party to be excluded from the extended term of the Lease and shall take reasonable steps with the Government to ensure that the withdrawing Party is no longer a party to nor has any liability under or pursuant to the Lease, as extended. The withdrawing Party shall cease to have any rights under this Agreement upon the expiry of the notice period providing its notice of withdrawal, provided that nothing herein shall extinguish any pre-existing obligations of the withdrawing Party under this Agreement or under the Lease which were incurred prior to the effective date of such withdrawal. Where a request for an extension is made, the Operator, with the assistance of the Service Provider shall bring such an extension request to the Government in accordance with the instructions provided by the Operating Committee and the terms of the Lease.

ARTICLE 13
TRANSFER OF PARTICIPATING INTEREST/PAYING SHARE/COST
HYDROCARBONS/PROFIT HYDROCARBONS

13.1  Obligations

(a)  Subject always to the transferring Party (hereafter known as the “Transferring Party”) satisfying all of the requirements of the Lease relating to a transfer of its interest thereto, the transfer of all or part of a Party’s Participating Interest, Paying Share, Cost Hydrocarbons and Profit Hydrocarbons excepting transfers pursuant to Article 8 and Article 9, shall be effective only if it satisfies the terms and conditions of this Article 13.  Except in the case of a party transferring all of its participating Interest, no transfer shall be made by any party which results in the transferor the transferee holding a participating Interest of less than five percent (5%) or holding any interest other than a Participating Interest in the Contract, Contract Area and this Agreement

(b)  The transferring Party shall, notwithstanding the transfer, be liable to the other Parties for any obligations, financial or otherwise, which have vested, matured or accrued under the provision of the Lease or this Agreement prior to such transfer. Such obligations shall include, without limitation, any proposed expenditure approved by the Operating Committee prior to the transferring Party notifying the other Parties of its proposed transfer.

(c)  The transferee shall have no rights in and under the Lease, the Contract Area or this Agreement unless and until it obtains any necessary Government or other approvals of any nature or kind and expressly undertakes in an instrument satisfactory to the non transferring. Parties to perform the obligations of the transferor under the Lease and this Agreement in respect of the Paying Share, Cost Hydrocarbons and Profit Hydrocarbons being transferred from and after the date of transfer.

(d)  Nothing contained in this Article 13 shall prevent the Any Party from assigning all or part of this Agreement and all or part of the rights and obligations herein to and Affiliate or to the Nigerian registered company envisaged under Article 3.1(a), or from mortgaging, pledging, charging or otherwise encumbering all or part of its interest in the Contract Area and in and under this Agreement for the purpose of security relating to finance, provided that the party gives advance notice of such assignment to the other party.  Such party shall remain liable for all obligations relating to such interest.  The encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the right of the other parties under this Agreement; and Such Party shall ensure that any such mortgage, pledge, charge or encumbrance shall be expressed to be without prejudice to the provisions of this Agreement

(e)  With the exception of Article 13.1(d), any transfer of all or a Party’s Participating Interest or Paying Share, Cost Hydrocarbons or Profit Hydrocarbons whether directly or indirectly by assignment, merger, consolidation, sale of stock, or other conveyance, shall be subject to the following procedure:

(i)  In the event that a Party wishes to transfer any part or all of its Participating Interest or Paying Share, Cost Hydrocarbons or Profit Hydrocarbons, it shall send all other Parties notice of its intention and invite them to submit offers therefore. The other Parties shall have thirty (30) Days from the date of such notification to deliver a counter-notification with a binding offer. If the prospective transferor Party accepts the offer, the prospective transferor and the offering Party shall have the next sixty (60) Days in which to negotiate in good faith and execute the terms and conditions of a mutually acceptable transfer agreement consistent with the financial and other terms of the offer. If the prospective transferor does not find any Party’s offer acceptable, or if sixty (60) Days elapse and it is evident to the prospective transferor that a fully negotiated agreement with an offering Party is not imminent, the prospective transferor shall be entitled for a period of one hundred eighty (180) Days, plus such reasonable additional period as may be necessary to secure governmental approvals, to transfer its Participating Interest or Paying Share, Cost Hydrocarbons or Profit Hydrocarbons to a third party subject to the obligations set forth in this Article 13, so long as terms and conditions of the transfer to a third party are less favourable to the prospective transferor than the best terms and conditions offered by any Party;

(ii)  In the event that a Party’s proposed transfer of part or all of its Participating Interest or Paying Share, Cost Hydrocarbons or Profit Hydrocarbons involves consideration other than cash or involves other properties included in a wider transaction (package deal), then the Participating Interest or Paying Share, Cost Hydrocarbons or Profit Hydrocarbons (or part thereof) shall be allocated a reasonable and justifiable cash value by the prospective transferor in any notification to the other Parties. Such other Parties may satisfy the requirements of this Article 13.1(e) by agreeing to pay such cash value in lieu of the consideration payable in the third-party offer.

(f)  The Field Owners hereby agree with the Service Provider that the Field Owners/ Service Provider may have to mortgage, pledge, charge or otherwise encumber all or part of its interest in the Lease, Contract Area and in and under the Agreement for the purpose of security relating to project finance that the Service Provider may arrange for development of the Contract Area. The Field Owners agree to cooperate with the Service Provider in securing such financing. Not withstanding the foregoing, any mortgage, pledge, change or other encumbrance shall not contravene the terms of the Lease.

(g)         (i) A Party withdrawing from this Agreement and the Contract shall provide Security satisfactory to the other Parties to satisfy any obligations or liabilities which were approved or accrued prior to notice of withdrawal, but which become due after its withdrawal, including, without limitation, Security to cover the costs of abandonment, if applicable.

(ii) Failure to provide Security shall constitute default under this Agreement

(iii) “Security” means a standby letter of credit issued by a bank or an on demand bond issued by a surety corporation, such bank or corporation having a credit rating indicating it has sufficient worth to pay its obligations in all reasonably foreseeable circumstances

(h) A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments.  The non-withdrawing Parties shall use reasonable efforts to assist the withdrawing Party in obtaining such approvals.  Any penalties or expenses incurred by the Parties in connection with such withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

(i) In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of applicable law and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account

(j) A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise.  The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.2  Transfer by a Field Owner

Subject to the approval of the other Parties, such approval not to be unreasonably withheld, each Field Owner shall have the right, subject to the provisions of Article 13.1, the terms of the Lease, and to the Government’s approval, to freely transfer its Participating Interest to a third party. Any Field Owner that transfers its Participating Interest under the Lease shall be obliged to also transfer its Participating Interest in this Agreement and shall procure that the new Field Owner takes on the full rights and obligations under this Agreement and signs an amendment to this Agreement to that effect.

ARTICLE 14
RELATIONSHIP OF PARTIES AND TAX/ROYALTY

14.1  Relationship of Parties

(a)  The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create an oil mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

(b)  It is specifically agreed that each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations.

14.2  Tax

(a)  Petroleum Profits Tax

(i)  The Service Provider and Operator shall jointly prepare and the Operator shall submit to the Government any returns necessary to establish the Parties’ liability to PPT in respect of Petroleum Operations conducted on the Contract Area and pertaining to the Lease.

(ii)  The Operating Committee shall procure that sums are paid from the Revenue Collection Escrow Account, in respect of all PPT liabilities arising in respect of the Lease, on behalf of the Parties out of Available Crude Oil. Should the Available Crude Oil prove insufficient to meet all such PPT at any time, the Parties acknowledge that the Operating Committee shall have the right to utilize funds from the Joint Account and/or cash call any Party for its share for any outstanding liability in accordance with the Accounting Procedure, and the terms of Article 8 shall apply if such Party defaults in making payment in respect of such cash call.

(iii)  (1)  Where either Party conducts Exclusive Operations and those Exclusive Operations generate either income or expenditure for the purposes of PPT, then that Party shall be responsible for promptly producing and submitting to the other Party a draft PPT calculation as if such Exclusive Operations were the sole activity undertaken under the Lease. Such calculation shall be reviewed and, if acceptable, certified as acceptable by the other Party.

(2)  Where in any Calendar Year this agreed draft calculation shows a loss for PPT, that Party shall be entitled to a credit of equal value to that obtained by the Parties using this loss in the Lease PPT return, payable at the same time as the Parties obtain value for that loss. At the Operating Committee’s sole discretion, this credit can be payable in cash or by adjustment of the Profit Hydrocarbons as stated in Article 20.

(3)  Where in any Calendar Year this agreed draft calculation shows a profit for PPT, the Parties acknowledge that the Operating Committee shall have the right to cash call that Party for the amount of this profit in accordance with the Accounting Procedure and the terms of Article 9 shall apply if such Party defaults in making payment in respect of such cash call.

(b)  Gas CITA

(i)  The Service Provider and Operator shall jointly prepare and the Operator shall submit to Government any returns necessary to establish the Parties’ liability to Gas CITA in respect of Petroleum Operations conducted on the Contract Area and pertaining to the Lease.

(ii)  The Operating Committee shall procure that sums are paid from the Revenue Collection Escrow Account, in respect of all Gas CITA liabilities arising in respect of the Lease, on behalf of the Parties out of Available Natural Gas. Should the Available Natural Gas prove insufficient to meet all such Gas CITA at any time, the Parties acknowledge that the Operating Committee shall have the right to utilise funds from the Joint Account and/or or cash call any Party for its share for any outstanding liability in accordance with the Accounting Procedure, and the terms of Article 8 shall apply if such Party defaults in making payment in respect of such cash call.

(iii)  (1)  Where either Party conducts Exclusive Operations and those Exclusive Operations generate either income or expenditure for the purposes of Gas CITA, then that Party shall be responsible for promptly producing and submitting to the other Party a draft Gas CITA calculation as if such Exclusive Operations were the sole activity undertaken under the Lease. Such calculation shall be reviewed and, if acceptable, certified as acceptable by the other Party.

(2)  Where in any Calendar Year this agreed draft calculation shows a loss for Gas CITA, that Party shall be entitled to a credit of equal value to that obtained by the Parties using this loss in the Lease Gas CITA return, payable at the same time as the Parties obtain value for that loss. At the Operating Committee’s sole discretion, this credit can be payable in cash or by adjustment of the Profit Hydrocarbons as stated in Article 20.

(3)  Where in any Calendar Year this agreed draft calculation shows a profit for Gas CITA, the Parties acknowledge that the Operator shall have the right to cash call that Party for the amount of this profit in accordance with the Accounting Procedure and the terms of Article 9 shall apply if such Party defaults in making payment in respect of such cash call.

(c)  Royalty

(i)  The Operating Committee shall procure that sums are paid from the Revenue Collection Escrow Account in respect of all Royalty arising out of the Lease on behalf of the Parties out of Available Hydrocarbons. Should the Available Hydrocarbons prove insufficient to meet all such Royalty at any time, the Parties acknowledge that the Operating Committee shall have the right to utilise funds from the Joint Account and/or or cash call any Party for its share of any outstanding liabilities in accordance with the Accounting Procedure and the terms of Article 9 shall apply if such Party defaults in making payment in respect of such cash call.

(ii)  Where either Party conducts Exclusive Operations and those Exclusive Operations generate Royalty payments, that Party shall promptly calculate and notify the Operating Committee of the amount of such payments. The Parties acknowledge that the Operating Committee shall have the right to cash call that Party for the amount of these Royalties in accordance with the Accounting Procedure and the terms of Article 9 shall apply if such Party defaults in making payment in respect of such cash call.

(d)  Official Selling Price

As soon as practicable ASHER and SIGMUND shall jointly do all such things as are necessary to agree an Official Selling Price with the Government for each new Crude Oil stream derived from the Contract Area. Once established this Official Selling Price shall be used in determining any amounts payable for Royalty and PPT.

(e)  Tax Paid Certificates

The Parties shall seek from the Government receipts for PPT and Gas CITA paid in respect of Petroleum Operations pertaining to the Lease for each year of operation. The Parties shall meet in good faith to determine the true value of the tax certificates to each Party.

ARTICLE 15
CONFIDENTIAL INFORMATION - PROPRIETARY TECHNOLOGY

15.1  Confidential Information

(a)  Subject to the provisions of the Lease, the Parties agree that all information and data acquired or obtained by any Party in respect of Joint Operations (whether before or after the Effective Date) shall be considered confidential and shall be kept confidential until two (2) years following the expiry of the Lease and not be disclosed during the term of the Lease or this Agreement to any person or entity not a Party to this Agreement, except:

(i)  to an Affiliate, provided such Affiliate maintains confidentiality as provided in this Article 15;

(ii)  to a governmental agency or other entity when required by the Lease;

(iii)  to the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(iv)  to prospective or actual contractors, consultants and attorneys employed by any Party where disclosure of such data or information is essential to such contractor’s, consultant’s or attorney’s work;

(v)  to a bona fide prospective transferee of a Party’s Participating Interest or Paying Share or Cost Hydrocarbons or Profit Hydrocarbons in accordance with Article 13 (including an entity with whom a Party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(vi)  to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(vii)  to the extent such data and information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates;

(viii)  to its respective employees for the purposes of Joint Operations, subject to each Party taking customary precautions to ensure such data and information is kept confidential;

(ix)  any data or information which, through no fault of a Party, becomes a part of the public domain.

(b)  Disclosure as pursuant to Article 15.1(a)(iv), and (v) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the data and information strictly confidential and not to use or disclose the data and information except for the express purpose for which disclosure is to be made.

15.2  Continuing Obligation

Any Party ceasing to own a Participating Interest or Paying Share during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 15.1 and any disputes shall be resolved in accordance with Article 18.

15.3  Proprietary Technology

Nothing in this Agreement shall require a Party to divulge proprietary technology to the other Parties; provided that where the cost of development of proprietary technology has been charged to the Joint Account, such proprietary technology shall be disclosed to all Parties bearing a portion of such cost and may be used by any such Party or its Affiliates in other operations.

15.4  Trades

Notwithstanding the foregoing provisions of this Article 15, the Joint Operating Team may, with approval of the Joint Operating Committee, make data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded. The Joint Operating Team shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.  If the data has been traded at some cost, the revenue shall be shared on the basis of participating interest.

ARTICLE 16
FORCE MAJEURE

16.1  Obligations

If, as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure, and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner, but shall not be obligated to settle any labor dispute except on terms acceptable to it and all such disputes shall be handled within the sole discretion of the affected Party.

16.2  Definition of Force Majeure

For the purposes of this Agreement, “Force Majeure” shall mean circumstances which were beyond the reasonable control of the Party concerned and shall include strikes, lockouts and other government, industrial, community or natural disturbances within the area of operations.

ARTICLE 17
NOTICES

17.1  Notices

All notices authorized or required between the Parties by any of the provisions of this Agreement,  shall be in writing, in English and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties as designated below. Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Parties are listed below as a matter of convenience only. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received. “Received” for purposes of this Article 17 shall mean actual delivery of the notice to the address of the Party to be notified specified in accordance with this Article 17. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

ASHER ENERGY	1001 McKinney
Corporate HQ	Suite 1650
Houston, TX 77002
USA
Attention:	President
Toll Free:	+1 877 60 ASHER (27437)
Main:	+1 (713) 413 3345
eFax	+1 (770) 753 6455

SIGMUND	7 T.Y. Danjuma Street
Oilfields Limited	Asokoro, Abuja, Nigeria

Attention:	Group Chairman
Fax:
Telephone
Mobile:

ARTICLE 18
APPLICABLE LAW AND DISPUTE RESOLUTION

18.1  Applicable Law
This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the Federal Republic of Nigeria excluding any choice of law rules, which would refer the matter to the laws of another jurisdiction.

18.2  Expert Determination

(a)  Upon the application of either Party, any dispute, controversy or claim arising out of or in relation to or in connection with:

(i)  the rights and obligations of the Parties under Article 14.2;

(ii)  such other matter as the Parties may unanimously agree, shall be determined by an independent expert appointed in accordance with this Article 18.2 (the “Expert”) who shall act as an expert and not as an arbitrator.

(b)  If, within ten (10) Business Days following the receipt of notification by either Party from the other that such other Party requires any matter to be determined by an Expert under this Article 18.2, the Parties have not agreed on the identity of the Expert, the Expert shall be such person, with not less than ten years’ relevant experience within the oil and gas industry, as may be appointed on the application of either Party by the President of the Institute of Petroleum.

(c)  The Parties shall require the Expert to render his decision in writing within sixty (60) Business Days from the date of his appointment, after receiving from the Parties such evidence as the Expert may determine.

(d)  The costs of the Expert and of any determination in accordance with this Article 18.2 shall be borne equally by the Parties.

(e)  The decision of the Expert shall be final and binding without the right of appeal, save in the case of manifest error.

(f)  Any dispute or controversy as to the application of this Article 18.2 to any matter shall be resolved in accordance with Article 18.3(a).

18.3  Dispute Resolution

(a)  Subject to Article 18.2, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Article 18.3. Any Party may submit such a dispute, controversy or claim to arbitration by notice to the other Parties.

(b)  The arbitration shall be heard and determined by three (3) arbitrators or, if the Parties so agree, by one (1) arbitrator. Each side shall appoint an arbitrator of its choice within thirty (30) Days of the submission of a notice of arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) Days following the appointment of both Party-appointed arbitrators. If the Party appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party refuses to appoint its Party-appointed arbitrator within said thirty (30) Day period, the appointing authority for the implementation of such procedure shall be the chairman of the UNCITRAL who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

(c)  Unless otherwise expressly agreed in writing by the Parties to the arbitration proceeding:

(i)  The arbitration proceedings shall be held in Abuja, Nigeria.

(ii)  The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language;

(iii)  The arbitrator(s) shall be and remain at all times wholly independent and impartial;

(iv)  The arbitration proceedings shall be conducted under the UNCITRAL rules as amended from time to time;

(v)  Any procedural issues not determined under the arbitral rules selected pursuant to Article 18.3(c)(iv) shall be determined by the Arbitration and Conciliation Act and any other applicable laws of Nigeria, other than those laws which would refer the matter to another jurisdiction;

(vi)  The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the parties;

(vii)  The decision of the sole arbitrator or a majority of the arbitrators, as the case may be, shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrator; made and promptly paid in Dollars free of any deduction or offset; and any costs or fees incident to enforcing the award, shall to the maximum extent permitted by law be charged against the Party resisting such enforcement;

(viii)  Consequential, punitive or other similar damages shall not be allowed except those payable to third parties for which liability is allocated among the Parties by the arbitral award;

(ix)  The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the Agreed Interest Rate; and

(x)  Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(xi)  Whenever the Parties are of more than one nationality, the single arbitrator or the presiding arbitrator, as the case may be, shall not be of the same nationality as any of the Parties or their ultimate parent entities.

(xii)  For purposes of allowing the arbitration provided in this Article 18, the enforcement and execution of any arbitration decision and award, and the issuance of any attachment or other interim remedy, any governmental body or agency, which becomes a Party to this Agreement agrees to waive all sovereign immunity by whatever name or title with respect to disputes, controversies or claims arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement.

(xiii)  The arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear. An award shall not be made solely on the default of a Party, but the arbitrator shall require the Party who is present to submit such evidence as the arbitrator may determine is reasonably required to make an award.

(xiv)  If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.

ARTICLE 19
ALLOCATION OF HYDROCARBONS

19.1  Marketing, Lifting and Sale of Hydrocarbons

(a)  All Hydrocarbons produced from within the Contract Area shall be marketed, lifted and sold in accordance with Article 10.

(b)  The Parties shall meet on a quarterly basis to reconcile all Crude Oil produced, allocated and lifted during such period. Upon agreement between the Parties, such meetings and reconciliations may occur on a monthly basis. In the event of any disagreement with respect to such reconciliation, the Parties shall meet to resolve it in accordance with the official records of the Approval Authority.

(c)  Available Crude Oil allocated to each Party shall be valued as follows:

(i)  For arm’s length sales to third parties, the Net Realized Crude Oil Price shall be the basis of valuation;

(ii)  For sales other than at arm’s length to third parties, by agreement between the Parties, provided however that such price or value shall reflect the following:

(1)  the quantity and quality of the Crude Oil;

(2)  the price at which sales of Crude Oil from other sources in Nigeria are then being made on the international markets;

(3)  the purpose for which the Crude Oil is to be used; and

(4)  the international market price of competing or alternative fuels or feedstocks.

Arm’s length third party sales shall not include sales to Affiliates of the Parties.

(d)  The Parties shall meet on a quarterly basis to reconcile all Natural Gas produced, allocated and lifted during such period. Upon agreement between the Parties, such meetings and reconciliations may occur on a monthly basis. In the event of any disagreement with respect to such reconciliation, the Parties shall meet to resolve it in accordance with the official records of the Ministry.

(e)  Available Natural Gas allocated to each Party shall be valued as follows:

(i)  For arm’s length sales to third parties, the Net Realized Gas Price shall be used as the basis of valuation;

(ii)  For sales other than at arm’s length to third parties, by agreement between the Parties, provided however that such price or value shall reflect the following:

(1)  the quantity and quality of the Natural Gas;

(2)  the price at which sales of Natural Gas from other sources in Nigeria are then being made on the international markets;

(3)  the purpose for which the Natural Gas is to be used; and

(4)  the international market price of competing or alternative fuels or feedstocks.

Arm’s length third party sales shall not include sales to Affiliates of the Parties.

19.2  Amounts to be Set Aside

(a)  For Hydrocarbon production from Joint Operations on the oil block and/or any Field resulting from drilling an Exploration Well on the Selected Exploration Prospect, an amount in the Joint Account shall be set aside:

(i)  being an amount equal to Royalty Oil and Royalty Gas which will generate an amount of Proceeds equal to the actual Royalty payable during each month and the Concession Rental payable annually, and within the Joint Account, Royalty Oil and Royalty Gas shall be allocated between any Oil and Gas Developments in accordance with the Accounting Procedure; and

(ii)  being the amount of Tax Oil and Tax Gas for the Contract Area in such quantum as will generate an amount of Proceeds equal to PPT and Gas CITA liability payable during each month, and within the Joint Account, Tax Oil and Tax Gas shall be allocated between each Oil and Gas Development in accordance with the Accounting Procedure.

19.3  Allocation of Hydrocarbon Production From the Fields

For Hydrocarbon production from any initial well Crude Oil Development on the Field, the remaining Crude Oil and Natural Gas produced from the Field, after deduction of the amounts to be set aside in accordance with Article 19.2 above, shall be allocated in accordance with this Article 19.3 as follows:

(a)  Cost Hydrocarbons being the lesser of

(1)  80% of the Available Hydrocarbons after the allocation of Royalty Oil, Tax Oil, Royalty Gas and Tax Gas and

(2)  such quantum of Hydrocarbons required for recovery of all outstanding Petroleum Costs incurred by the Service Provider, shall be allocated to the Service Provider.

(b)  Prior to Payout, Profit Hydrocarbons shall be allocated 40% to the Field Owner and 60% to the Service Provider:

(c)  Following Payout, Profit Hydrocarbons shall be allocated 60% to the Field Owner and 40% to the Service Provider:

(d)  The Parties agree that, irrespective of the cumulative Crude Oil production from the Field, in the event the Service Provider incurs additional Capital Cost after Payout has been reached and these additional costs lead to a situation whereby the total sum the Service Provider has recovered through Cost Hydrocarbons is less than the total sum of Capital Costs incurred by the Service Provider together with interest on such Capital Costs at the Agreed Interest Rate, the sharing of Profit Hydrocarbons will revert to the pre-payout percentages indicated in (b) above until such time as Payout has once more been reached.

19.4  Allocation of Hydrocarbon Production From any Field Discovered by the drilling on an
Exploration Well on the Selected Exploration Prospect

The remaining Crude Oil and Natural Gas produced from a Crude Oil Development of a Field discovered by drilling the Selected Exploration Prospect, after deduction of the amounts to be set aside in accordance with Article 19.2 above, shall be allocated in accordance with this
Article 19.5 as follows:

(a)  Cost Hydrocarbons being the lesser of

(1)  80% of the Available Hydrocarbons after the allocation of Royalty Oil, Tax Oil, Royalty Gas and Tax Gas and

(2)  such quantum of Hydrocarbons required for recovery of all outstanding Petroleum Costs incurred by the Service Provider shall be allocated to the Service Provider and Field owner.

(b)  Prior to Payout, Profit Hydrocarbons shall be allocated 60% to the Service Provider and 40% to the Field Owner:

(c)  Following Payout, Profit Hydrocarbons shall be allocated 60% to the Field Owner and 40% to the Service Provider:

(d)  The Parties agree that, irrespective of the cumulative Crude Oil production from the Field, in the event the Service Provider incurs additional Capital Cost after Payout has been reached and these additional costs lead to a situation whereby the total sum the Service Provider has recovered through Cost Hydrocarbons is less than the total sum of Capital Costs incurred by the Service Provider together with interest on such Capital Costs at the Agreed Interest Rate, the sharing of Profit Hydrocarbons will revert to the pre-payout percentages indicated in (b) above until such time as Payout has once more been reached.

19.5  Allocation of Hydrocarbon Production from a Natural Gas Development on the oil block, and/or a Field discovered by drilling an Exploration Well on the Selected Exploration Prospect

The remaining Crude Oil and Natural Gas produced from a Natural Gas Development on the Fields, and/or a Field discovered by drilling the Selected Exploration Prospect, after deduction of the amounts to be set aside in accordance with Article 19.2 above, and after Service Provider payout, shall be allocated in accordance with this Article 19.5 as follows.

Field Owner 60%
Service Provider 40%

19.6  Allocation of Hydrocarbon Production From any Field on which the Field Owner defaulted

The remaining Crude Oil and Natural Gas produced from a Field on which any of the Parties has Defaulted, after deduction of the amounts to be set aside in accordance with Article 19.2 above,
Shall be allocated in accordance with this Article 19.6 as follows:

(a)  Cost Hydrocarbons being the lesser of

(1)  80% of the Available Hydrocarbons after the allocation of Royalty Oil, Tax Oil, Royalty Gas and Tax Gas and

(2)  such quantum of Hydrocarbons required for recovery of all outstanding Petroleum Costs incurred by the Service Provider, shall be allocated to the Service Provider.

(b)  Profit Hydrocarbons shall be allocated 80% to the Service Provider and 20% to the Field Owner:

19.7  Other Matters

(a)  For Exclusive Operations, all Available Hydrocarbons after the deduction of Royalty Oil, Royalty Gas, Tax Oil and Tax Gas shall be shared in proportion to the Paying Shares of the Consenting Parties.

(b)  The Parties agree that priority shall be given to sales of Associated Natural Gas to maximise production of Crude Oil in order to hasten recovery of Petroleum Costs.

(c)  Unrecovered Petroleum Costs shall be carried forward and accrue interest at a the Agreed Interest Rate until they are recovered.

(d)  If, towards the end of field life there are unrecovered Petroleum Costs which cannot be recovered under Article 19, then the caps of eighty per cent (80%) in Articles 19.3, 19.4 and 19.5 shall be increased to such amount necessary to permit the recovery of all Petroleum Costs by the Service Provider.

ARTICLE 20
GENERAL PROVISIONS

20.1  Conflicts of Interest

(a)  The Service Provider and the Operator undertake that they shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

(b)  The provisions of the preceding paragraph shall not apply to:

(i)  The Service Provider’s performance which is in accordance with the local preference laws or policies of the Government; or

(ii)  The Service Provider’s acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

20.2  Successors and Assigns

Subject to the limitations on transfer contained in Article 17, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

20.3  Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

20.4  Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

20.5  Modifications

Except as is provided in Articles 12.2(b) and 20.7, there shall be no modification of this Agreement except by written consent of all Parties.

20.6  Conflicts

The Parties acknowledge and agree that in the event of a conflict between the terms of this agreement and the terms of the Lease, the terms of the Lease shall prevail.

20.7  Headings

The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

20.8  Singular and Plural

Reference to the singular includes a reference to the plural and vice versa.

20.9  Gender

Reference to any gender includes a reference to all other genders.

20.10  Counterpart Execution

This Agreement is executed in two (2) original counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.

20.11  Entirety
This Agreement constitutes the entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior understandings and negotiations of the Parties.

IN WITNESS WHEREOF each Party has caused its duly authorized representative to sign this Agreement.

Signed : _______________________________

Name: _______________________________

Title : _______________________________

For and on behalf of:

SIGMUND OILFIELDS LIMITED

Signed : _______________________________

Name: _______________________________

Title : _______________________________

For and on behalf of: _______________________________

ASHER ENERGY CORPORATION

20.12 The Parties acknowledge and agree that this Agreement is subject to the terms and provisions of the Production Sharing Contract to be signed between the Parties to this Agreement and the Nigerian National Petroleum Corporation and any other parties to the Production Sharing Contract, and in the event that there is a conflict between the terms of this Agreement and the Production Sharing Contract, the terms of the Production Sharing Contract shall always prevail.

FARM IN AGREEMENT
EXHIBIT A
ACCOUNTING PROCEDURE

SECTION I
GENERAL PROVISIONS
1.1 Purpose

1.1.1 The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under this Agreement which reflect the costs of Joint Operations to the end that no Party shall gain or lose in relation to other Parties.

It is intended that approval of the Work Programs and Budgets and AFEs as provided in this Agreement shall constitute approval of the rates and allocation methods used therein to currently charge the Joint Account. All rates and allocation methods contained in Work Programs, Budgets and AFEs as provided in this Agreement shall be in accordance with Clause 1.9 of this Section I, but subject to verification by audit and adjustment to actual at a later date as provided in this Accounting Procedure.

1.1.2 The Parties agree, however, that if the methods prove unfair or inequitable to the Service Provider or Non-Service Providers, the Parties shall meet and in good faith endeavor to agree on changes in methods deemed necessary to correct any unfairness or inequity.

1.2 Conflict with Agreement

In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached, the provisions of the Agreement shall prevail.

1.3 Definitions

The definitions contained in Article 1 of the Agreement to which this Accounting Procedure is attached shall apply to this Accounting Procedure and have the same meanings when used herein. Certain terms used herein are defined as follows:

“Material” shall mean Personal Property, equipment, or supplies acquired for Joint Operations.

“Personal Property” means any Joint property which is moveable or not permanently affixed to the ground or sea floor or which has been so affixed but can be removed without unreasonable damage to such property.

“Capital Costs” means, without limitation, expenditures which are subject to a Capital Allowance under the PPTA or CITA. Such expenditures normally have a useful life beyond the year incurred and include but are not limited to the following:

(a) Plant expenditures – expenditures in connection with the design, construction, and installation of plant facilities (including machinery, fixtures and appurtenances) associated with the production, treating and processing of Crude Oil and Natural Gas (except such costs properly allocated to intangible drilling costs) including offshore Peak’s, secondary or enhanced recovery systems, gas injection, water disposal, expenditures for equipment, machinery and fixtures purchased to conduct Petroleum Operations such as office furniture and fixtures, office equipment, barges, floating crafts, automotive equipment, petroleum operational aircraft, construction equipment, miscellaneous equipment;

(b) Pipeline and storage expenditures – expenditures in connection with the design, installation and construction of pipeline, transportation, storage and terminal facilities associated with Petroleum Operations including tanks, metering and export lines;

(c) Building expenditure – expenditures incurred in connection with the construction of buildings, structures or works of a permanent nature including workshops, warehouses, offices, roads, wharves, furniture and fixtures related to employee housing and recreational facilities and other tangible property incidental to construction;

(d) Drilling expenditures – expenditures for tangible goods in connection with drilling wells such as casing, tubing, surface and sub-surface production equipment, flow lines, instruments; costs incurred in connection with the acquisition of rights over the Contract Area pursuant to paragraph 1(d)(i) of the Second Schedule of the PPTA;

(e) Geological and Geophysical Costs – expenditures for the acquiring, processing or reprocessing of seismic and other data. Costs of interpretation and related studies.

“Non-Capital Cost” means all costs and expenditures relating to Petroleum Operations other than Capital Costs.

1.4 Joint Account Records and Currency Exchange

1.4.1 The Joint Operating Team shall at all times maintain and keep true and correct records of the production and disposition of all liquid and gaseous Hydrocarbons and of all costs and expenditures under this Agreement, as well as other data necessary or proper for the settlement of accounts between the Parties hereto in connection with their rights and obligations under this Agreement. Service Provider and the Operator shall provide one accountant each to work in the Joint Operating Team. The Joint Operating Team will be responsible for the fiscal obligations relating to the Joint Operations save in respect of those taxes which are the legal responsibility of the Government and each of the Parties.

1.4.2 The Joint Operating Team shall maintain accounting records pertaining to Joint Operations in accordance with this Agreement and generally accepted accounting practices used in the international petroleum industry and any applicable statutory obligations of the Federal Republic of Nigeria.

1.4.3 All payments made by the Service Provider will be allocated to the Joint Account at cost (i.e. without any profit or loss).

1.4.4 The Joint Operating Team shall maintain Joint Account records in the English language and in United States of America (“US”) currency. Conversions of currency shall be recorded at the rate actually experienced in that conversion. Currency translations for expenditures and receipts shall be recorded at the rate established by standard accounting procedures which are currently the arithmetic average of the buying and selling rates at noon Eastern Standard Time on the last Business Day of the previous month as quoted by the Bank of Canada. For transactions using Nigerian Naira the rate shall be that quoted by the Central Bank of Nigeria.

1.4.5 Any realized currency exchange gain or losses shall be credited or charged to the Joint Account, except as otherwise specified in this Accounting Procedure.

1.4.6 The Joint Account shall enable, inter alia, the following to be identified at any time:
(a) The total amount of Petroleum Costs;
(b) The total amount of Petroleum Costs recovered;
(c) The total amount of Petroleum Costs which remain to be recovered.

1.4.7 This Accounting Procedure shall apply, mutatis mutandis, to Exclusive Operations in the same manner that it applies to Joint Operations; provided, however, that the charges and credits applicable to Consenting Parties shall be distinguished by an Exclusive Operation Account. For the purpose of determining and calculating the remuneration of the Consenting Parties, including the premiums for Exclusive Operations, the costs and expenditures shall be expressed in US currency (irrespective of the currency in which the expenditure was incurred).

1.4.8 The cash basis for accounting shall be used in preparing accounts concerning the Joint Operations. The Joint Operating Team shall show accruals as memorandum items.

1.5 Statements and Billings

1.5.1 Unless otherwise agreed by the Parties, the Joint Operating Team shall issue quarterly to each Party, on or before the 25th Day of the last month of the quarter, statements of the costs and expenditures incurred during the prior quarter, indicating by appropriate classification the nature thereof, the corresponding budget category AFE and the portion of such costs charged to each of the Parties.

These statements, as a minimum, shall contain the following information:
(a) Advances of funds received from each Party;
(b) the share of each Party in total expenditures;
(c) the current account balance of each Party;
(d) summary of costs, credits and expenditures on a current quarter, year-to-date and inception-to-date basis; and

1.5.2 Amounts included in the statements and billings shall be expressed in US currency.

1.5.3 Notwithstanding Article 14.2(a)(i), each Party shall be responsible for preparing its own accounting and tax reports to meet the requirements of the Government and of all other jurisdiction to which it may be subject. The Joint Operating Team, to the extent that the information is reasonably available from the Joint Account records, shall provide Parties in a timely manner with the necessary statements to facilitate the discharge of such responsibilities.

1.6 Payments and Advances

1.6.1 Upon approval of any Work Program, Budget and AFE each Party shall advance its Paying Share of estimated cash requirements for the succeeding month’s operations. Each such cash call shall be equal to the Joint Operating Team’s estimate of the money to be spent in the currencies required to perform its duties under the approved Work Program and Budget during the month concerned. The Joint Operating Team may determine that the cash to be called for a month may be paid in separate amounts within the month. For information purposes the cash call shall contain an estimate of the funds required for the succeeding two (2) months.

1.6.2 Each such cash call, detailed by major budget categories and AFE, shall be made in writing and delivered to all Parties not less than ten (10) Days before the payment due date. The due date for payment of such advances shall be set by the Joint Operating Team but shall be no sooner than the first Business Day of the month for which the advances are required. All advances shall be made without bank charges. Any charges related to receipt of advances from a Party shall be borne by that Party.

1.6.3 Each Party shall wire transfer its share of the full amount of each such cash call to the Joint Account on or before the due date, in Dollars to an account which is wholly and exclusively maintained for the receipt and payment of monies relating to Joint Operations at a properly constituted internationally reputable bank. For all payments made in currencies other than Dollars, the Joint Operating Team shall request payment from the Parties in Dollars. It is the intent that none of the Parties shall experience an exchange gain or loss at the expense of, or to the benefit of, the other Parties.

1.6.4 Notwithstanding the provisions of Clause 1.6.2 of this Section I, should it prove necessary to pay any sums of money for the Joint Operations which were unforeseen at the time of providing the Parties with said estimates of its requirements, the Joint Operating Team may make a written request of the Parties for special advances covering the Parties’ share of such payments. Each such Party shall make its proportional special advances within ten (10) Days after receipt of such notice. However, the Joint Operating Team shall make all efforts to avoid such special advances.

1.6.5 If a Party’s advances exceed its share of cash expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly. A Party may request that its excess advances be refunded. The Joint Operating Team shall make such refund within ten (10) Days after receipt of the Party’s request. The Joint Operating Team will make best endeavors to place surplus funds in an interest bearing bank account 1.6.6 If a Party’s advances are less than its share of cash expenditures, the deficiency shall, at the Service Provider’s option, be added to subsequent cash advance requirements or be paid by such Party within ten (10) Days following receipt of the Joint Operating Team’s billing to such Party for such deficiency.

1.6.7 If, under the provisions of this Agreement, the Joint Operating Team is required to segregate funds received from the Parties, any interest received on such funds shall be applied against the next succeeding cash call or, if directed by the Operating Committee, distributed quarterly. The interest thus received shall be allocated to the Parties in accordance with their Paying Share except if a Party is significantly late in making a payment in which case interest will be allocated on an equitable basis taking into consideration date of funding by each Party to the accounts in proportion to the funding into the account.

1.6.8 Payments of advances shall be made on or before the due date. If these payments are not received by the due date the unpaid balance shall bear and accrue interest from the due date until the payment is received in the Joint Account at the Agreed Interest Rate.

1.6.9 Subject to governmental regulation, the Joint Operating Team shall have the right, at any time and from time to time, to convert the funds advanced or any part thereof to other currencies to the extent that such currencies are then required for operations. The cost of any such conversion shall be charged to the Joint Account. The conversion rate of various currencies should be notified in the next billing.

1.6.10 The Joint Operating Team shall endeavor to maintain funds held for the Joint Account in bank accounts at a level consistent with that required for the prudent conduct of Joint Operations.

1.7 Adjustments

Payments of any advances or billings shall not prejudice the right of any Party to protest or question the correctness thereof; provided, however, all bills and statements rendered to Parties by the Service Provider during any calendar year shall conclusively be presumed to be true and correct after twelve (12) months following the end of such calendar year, unless within the said twelve (12) month period a Party takes written exception thereto and makes claim on the Service Provider for adjustment. Failure on the part of a Party to make claim to the Joint Operating Team for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making claims for adjustment thereon. No adjustment favorable to the Service Provider shall be made unless it is advised within the same prescribed period. The provisions of this Clause 1.7 shall not prevent adjustments resulting from a physical inventory of the Material as provided for in Section V. The Joint Operating Team shall be allowed to make adjustments to the Joint Account after such twelve (12) month period if these adjustments result from audit exceptions outside of this Agreement, third party claims, or Government requirements.  Any such adjustments shall be subject to audit within the time period specified in Clause 1.8.1 of Section I.

1.8 Audits

1.8.1 A Party, upon at least sixty (60) Days’ advance notice in writing to the Operating Committee and all other Parties, shall have the right to audit the Joint Accounts and records of the Joint Operating Team relating to the accounting hereunder for any Calendar Year within the twelve (12) month period following the end of such Calendar Year. The cost of each such audit shall be borne by the Parties conducting the audit. It is provided, however, that Parties must take written exception to and make claim upon the Joint Operating Team for all discrepancies disclosed by said audit within said twelve (12) month period. Where there are two or more Parties, the Parties shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Service Provider and gSIGMUND. The Parties shall make every effort to resolve any claim resulting from an audit within ninety (90) Days of the receipt of the audit report. If at the conclusion of the ninety (90) Day period the claim remains unresolved, the matter will be referred back to the Operating Committee.

1.8.2 Any information obtained by a Party under the provisions of this Clause 1.8 shall be kept confidential and shall not be disclosed to any third party, except as would otherwise be permitted by Article 15.1(a)(iii) and (ix) of the Agreement.

1.8.3 The Service Provider’s Affiliate’s records in respect of services referred to in Clause 2.7.2 of Section II shall be subject to audit. The Non-Service Providers will be granted the opportunity to provide an audit program questionnaire to the Service Provider’s statutory auditors with regard to the form and content of their audit of the Service Provider’s cost allocation procedures, administrative costs and time-writing. On completion of their audit the Service Provider’s statutory auditors will provide the Service Provider with a detailed report with their conclusions as to whether the cost allocation procedures have been followed and whether these procedures are fair and reasonable. The Service Provider shall distribute this report to the Non- Service Providers. All costs of the audits specified in this Clause 1.8.3 shall be borne by the Joint Account.

1.8.4 In the event that SIGMUND and the Service Provider elect to, or are required by the Government to, employ a public accounting firm to audit the Joint Account, the cost thereof shall be a charge against the Joint Account and a copy of the audit certificate/report shall be furnished to each Party.

1.9 Allocations

The Service Provider shall present for approval by the Operating Committee a detailed proposal including the principles and procedures by which the Service Provider shall allocate any costs or expenditures to or between Joint Operations in the Contract Area and any other operations should there be any. The Service Provider hereby undertakes not to incur or commit to any costs or expenditures which could possibly require allocation between Joint Operations and other operations until the Operating Committee has formally approved the allocation method.

SECTION II
DIRECT CHARGES

The Joint Operating Team shall charge the Joint Account with all costs and expenditures both Capital and Non-Capital Costs incurred in connection with Joint Operations. It is also understood that charges for services normally provided by a Service Provider such as those contemplated in Clause 2.7.2 of Section II which are provided by the Service Provider’s Affiliates shall reflect the cost to the Affiliate, excluding profit, for performing such services, except as otherwise provided in Clause 2.6 and Clause 2.7.1 of Section II.

The costs and expenditures shall be recorded as required for the settlement of accounts between the Parties hereto in connection with the rights and obligations under this Agreement and for purposes of complying with the laws of the Federal Republic of Nigeria and of such other countries to which any of the Parties may be subject. Without in any way limiting the generality of the foregoing, chargeable costs and expenditures shall include:

2.1 Licenses, Permits, etc
All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of the Lease paid by the Service Provider in accordance with the provisions of this Agreement.

2.2 Salaries, Wages and Related Costs
2.2.1 The salaries, wages and related costs of the employees of the Operator and the Service Provider and its Affiliates in the Federal Republic of Nigeria directly engaged in Joint Operations as members of the Joint Operating Team whether temporarily or permanently assigned.

2.2.2 The salaries, wages and related costs of the employees of the Service Provider outside the Federal Republic of Nigeria directly engaged in Joint Operations whether temporarily or permanently assigned.

2.2.3 Salaries and wages shall include everything constituting the employees’ total compensation. To the extent not included in salaries and wages, the Joint Account shall also be charged with the cost of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as costs for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalisation, retirement and other benefit plans of a like nature applicable to labour costs of the Service Provider or the Operator.

2.2.4 Expenditures or contributions made pursuant to assessments imposed by governmental authority for payments with respect thereto or on account of such employees.

2.2.5 Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable to the Joint Account under Clauses 2.2.1 and 2.2.2 of this Section II and for which expenses the employees are reimbursed.

2.2.6 If employees of the Service Provider are engaged in other activities in addition to the Joint Operations, the cost of such employees shall be allocated in accordance with Clause 1.9 of Section I.

2.2.7 Except as provided in Clause 2.2.9 of Section II, the Service Provider’s cost of employees’ relocation to or from the Contract Area vicinity or location where the employees will reside or work, whether permanently or temporarily assigned to the Joint Operations. If such employee works on other activities in addition to Joint Operations, such relocation costs shall be allocated in accordance with Clause 1.9 of Section I.

2.2.8 Such relocations costs shall include transportation of employees, families, personal and household effects of the employee and family, transit expenses and all other related costs including taxes and duties.

2.2.9 Relocation costs from the vicinity of the Contract Area to another location classified as a foreign location by the Service Provider shall not be chargeable to the Joint Account unless such foreign location is the point of origin of the employee.

2.3 Pre-Effective Date Costs

Costs incurred by any of the Parties prior to the Effective Date in relation to the Contract Area, subject to approval of the Operator, shall be cost recoverable by any of the Parties.

2.4 Offices, Camps and Miscellaneous Facilities

Cost of maintaining any offices, sub-offices, camps, warehouses, housing and other facilities within and outside the Federal Republic of Nigeria of the Joint Operating Team and the Service Provider, Field owner and/or Affiliates directly serving the Joint Operations. If such facilities serve operations in additions to the Joint Operations, the costs shall be allocated to the properties served in accordance with Clause 1.9 of Section I.

2.5 Material

Cost, net of discounts achieved by the Service Provider and Field Owner, of Material purchased or furnished by the Service Provider and Field owner. Such costs shall include, but are not limited to, export broker’s fees, transportation charges, loading, unloading fees, export and import duties, value added taxes and license fees associated with the procurement of Material and in transit losses, if any, not covered by insurance. So far as it is reasonably practical and consistent with efficient and economical operation, only such Material shall be purchased furnished or leased for and the cost thereof charged to, the Joint Account as may be required for immediate use.

2.6 Exclusively owned equipment & facilities of Service Provider & Affiliates

Charges for exclusively owned equipment, facilities and utilities of the Service Provider and its Affiliates at rates not to exceed the average commercial rates of non-affiliated third parties, then prevailing for like equipment, facilities and utilities for use in the area where the same are used hereunder. The Service Provider shall furnish Non-Service Providers a list of rates and the basis of application. Such rates shall be revised if found to be either excessive or insufficient every six (6) months.

Drilling tools and other equipment lost in the hole or damaged beyond repair may be charged at replacement cost plus transportation costs to deliver like equipment to the location where used.

2.7 Services

2.7.1 The cost of services provided by third parties including Affiliates of the Service Provider other than those services covered by Clause 2.7.2 of Section II. Such charges for services by the Service Provider’s Affiliates shall not exceed those currently prevailing if performed by nonaffiliated third parties, considering quality and availability of services.

2.7.2 The cost of services performed by the Service Provider’s Affiliates’ technical and professional staffs not permanently located within the Republic of Nigeria shall be charged at the rates generally accepted by industry and not to exceed the average industry rates of non-affiliated third parties. As early as possible, the Service Provider shall provide the Non Service Providers with the rates referred to above for each Calendar Year.

2.7.3 Examples of such services that may be provided by the Service Provider or its affiliates include, but are not limited to, the following:

(a) Geological Studies and Interpretation
(b) Seismic Data Processing
(c) Well Log Analysis, Correlation and Interpretation
(d) Laboratory Services
(e) Well Site Geology
(f) Project Engineering
(g) Source Rock Analysis
(h) Petrophysical Analysis
(i) Geochemical Analysis
(j) Drilling Supervision
(k) Development Evaluation
(l) Accounting and Professional Services
(m) Information Technology and Other Data Processing
(n) Legal
(o) Purchasing
(p) Management/Administrative
(q) Human Resources and Employee Relations

Costs shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, employee benefits and reasonable expenses. Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, support staff, drafting, telephone and other communications expenses, computer support, supplies and depreciation.

2.8 Insurance and Claims

Premiums paid for insurance required by law or this Agreement to be carried for the benefit of the Joint Operations as well as all expenses incurred and paid in settlement of any losses, claims, damages and other expenses, including those for legal services not recovered by the insurer and all expenses arising from court judgments.

2.9 Damages and Losses to Property

2.9.1 All costs or expenditures necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident, or any other cause. The Service Provider shall furnish Non-Service Provider written notice of damages or losses incurred in excess of fifty thousand Dollars ($50,000) as soon as practical after report of the same has been received by the Service Provider.

2.9.2 Credits for settlements received from insurance carried for the benefit of Joint Operations and from others for losses or damages to Joint Property or Materials. Each Party shall be credited with its Paying Share thereof except where such receipts are derived from insurance purchases by the Service Provider for less than all Parties in which event such proceeds shall be credited to those Parties for whom the insurance was purchased in the proportion of their respective contributions toward the insurance coverage.

2.9.3 Expenditures incurred in the settlement of all losses, claims, damages, judgments and other expenses for the account of Joint Operations.

2.10 Litigation and Legal Expenses

The costs and expenses of litigation and legal services necessary for the protection of the Joint Operations under this Agreement as follows:

2.10.1 Legal services necessary or expedient for the protection of the Joint Operations and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedure, including reasonable attorneys’ fees and expenses.

2.10.2 If the Operating Committee shall so agree, actions or claims affecting the Joint Operations hereunder may be handled by the legal staff of one or any of the Parties hereto; and a charge commensurate with the reasonable costs of providing and furnishing such services rendered may be made by the Party providing such service to the Service Provider for the Joint Account, but no such charges shall be made until approved by the Parties.

2.11 Taxes and Duties

All direct and indirect taxes, duties, levies, assessments and governmental charges, of every kind and nature and including but not limited to PPT, CITA and Royalties, assessed or levied upon or in connection with the Petroleum Operations, other than any that are measured by or based upon the profits or the income of a Party.

If the Service Provider or an Affiliate is subject to income or withholding tax in Nigeria or elsewhere as a result of services performed at cost for the operations under this Agreement, its charges for such services may be increased by the amount of such taxes incurred (grossed up).

2.12 Training Costs
All costs and expenses incurred by the Service Provider for training and developing of Nigerian national personnel.

It being specifically noted by the Parties that such costs will, subject to any applicable legislation, be claimed under the PPT and/or CITA regime.

2.13 Ecological and Environmental

Costs of all environmental impact assessments and social impact assessments and all costs to provide or have available pollution containment and removal equipment plus costs of actual control and clean up of petroleum spills.

2.14 Abandonment Reserve

Costs arising under Article 11.2 such costs to be paid into a separate interest bearing account.

2.15 Financing Costs

All costs incurred by the Service Provider and Field owner in financing the Petroleum Operations, including but not limited to the drilling and completion of wells and the procurement and installation of pipelines production facilities.

2.16 Other Expenditures

Any other costs and expenditures reasonably incurred by the Service Provider and Field owner for the necessary and proper conduct of the Joint Operations in accordance with approved Work Programs and Budgets and not covered in this Section II.

SECTION III
RECEIPTS TO THE JOINT ACCOUNT

The following income and proceeds shall, inter alia, be credited to the Joint Account:

(a) Proceeds of any services rendered to third parties using facilities dedicated to the Contract Area for petroleum operations, including but not limited to, processing, transportation and storage of products for third parties in those facilities.

(b) Proceeds of the disposal of Materials under Section V.

SECTION IV
ACQUISITION OF MATERIAL

4.1 Acquisitions

Materials purchased for the Joint Account shall be charged at cost by the Joint Operating Team and recorded in the accounting records in accordance with the standard accounting procedures of the Service Provider. The price of Materials purchased shall include all costs necessary to get the Material to the appropriate location including but not limited to, export broker’s fees, insurance, transportation charges, loading and unloading fees, import and customs duties, value added taxes, license fees and demurrage (retention charges) associated with the procurement of Materials and all applicable taxes.

SECTION V
DISPOSAL OF MATERIALS

5.1 Disposal

The Service Provider shall be under no obligation to purchase the interest of Non-Service Providers in new or used surplus Materials. Subject to the conditions stipulated in this Agreement, the Joint Operating Team shall have the right to dispose of Materials but shall advise and secure prior agreement of the Operating Committee of any proposed disposition of Materials having an original cost to the Joint Account either individually or in the aggregate of one hundred thousand Dollars ($100,000) or less. When Joint Operations are relieved of Material charged to the Joint Account, the Joint Operating Team shall advise each Party of the original cost of such Material to the Joint Account so that the Parties may eliminate such costs from their asset records. Credits for Material sold by the Service Provider shall be made to the Joint Account in the month in which the payment is received for the Material. Any Material sold or disposed of under this Section shall be on an ‘as is, where is’ basis without guarantees or warranties of any kind of nature. Costs and expenditures incurred by the Service Provider in the disposition of Materials shall be charged to the Joint Account.

5.2 Material Purchased by a Party or Affiliate

Material purchased from the Joint Property by a Party or an Affiliate thereof shall be credited by the Joint Operating Team to the Joint Account.

5.3 Sale to Third Parties

Material purchased from the Joint Property by third parties shall be credited by the Joint Operating Team to the Joint Account at the net amount collected by the Joint Operating Team from the Buyer. Any claims by the buyer for defective materials or otherwise shall be charged back to the Joint Account if and when paid.

SECTION VI
INVENTORIES

6.1 Periodic Inventories – Notice and Representation

At reasonable intervals, inventories shall be taken by the Joint Operating Team of all Material on which detailed accounting records are normally maintained. The expense of conducting periodic inventories shall be charged to the Joint Account. The Joint Operating Team shall give the Parties written notice at least thirty (30) Days in advance of its intention to take inventory and the Parties shall each be entitled to have a representative present. The failure of any Party to be represented at such inventory shall bind such Party to accept the inventory taken by the Joint Operating Team, who shall in any event furnish each Party with a reconciliation of overages and shortages. Inventory adjustments to the Joint Account shall be made for overages and shortages. Any adjustment equivalent to fifty thousand Dollars ($50,000) or more shall be brought to the attention of the Operating Committee.

6.2 Special Inventories

Whenever there is a transfer of interest in the Agreement, a special inventory may be taken by the Joint Operating Team provided the seller and/or purchaser of such interest agrees to bear all the expense thereof. In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

SECTION VII
REVENUE COLLECTION ESCROW ACCOUNT

7.1 Revenue Collection Account

The Service Provider and the Operator shall jointly open and maintain a separate Revenue Collection Escrow Account, in accordance with Article 10, to receive the proceeds of all Crude Oil and Natural Gas from Joint Operations in the Contract Area.

7.2 Payment of Profit Hydrocarbons

(a) The Service Provider shall pay the proceeds of each lifting to be paid from the Revenue Collection Escrow Account as follows:

(i) Service Provider’s Entitlement – to the bank account of the Service Provider.
(ii) Field owner’s Entitlement – to the bank account of the Field owner
(iii) ASHER ENERGY CORPORATION‘s Entitlement – to the bank account of ASHER ENERGY CORPORATION.
(iv) SIGMUND ‘s Entitlement – to the bank account of SIGMUND
(v) Revenues in respect of Tax Oil, Royalty Oil, Tax Gas, Royalty Gas to the appropriate governmental authorities on behalf of the Operator.
(vi) Abandonment Obligation – to the separate escrow account.
All such payments shall be made within five (5) Business Days of the receipt of the proceeds into the Revenue Collection Account.

SECTION VIII
MISCELLANEOUS

As a separate and independent stipulation, meanwhile governing the relationship between the Field Owner and the Service Provider, no matter howsoever described in this or other mutual documents, the Service Provider and Field Owner shall at all times maintain absolute good faith in all disclosures passing from it to other parties inclusive of those to its peculiar knowledge or deemed knowledge pertaining to arising from, connected with, incidental to, it’s responsibilities explicit and reasonable expected in good oil practice.

FARM IN AGREEMENT
EXHIBIT B
LETTER OF GOOD STANDING

FARM IN AGREEMENT
EXHIBIT C
LEASE

FARM IN AGREEMENT
EXHIBIT D
AGREED WORK PROGRAMME

FIRM WORK PROGRAMME

1.           Subject to rig and auxiliary equipment availability, within ninety (90) Days following the Effective Date of this Agreement, the Parties shall commence drilling the first well (the “First Well”) on any Field or the Selected Exploration Prospect.

2.           Immediately following completion of drilling, and if appropriate testing, of the First Well, the Parties shall commence drilling a further well (the “Second Well”). In the event the First Well is drilled on the Selected Exploration Prospect, the Second Well shall be drilled.

CONTINGENT WORK PROGRAMME

•	Subject to rig and auxiliary equipment availability, not later than six (6) months following release or the rig drilling the Second Well, and provided that the wells drilled in the Firm Work Programme above demonstrate that either the Field and/or the Selected Exploration Prospect are economically viable for development, or the Parties agree that the Field is economically viable for development on a stand-alone basis, the Parties shall commence drilling a well on the Field.

•	Subject to the well drilled on the Field establishing an economically viable development, procure and install such flowlines and facilities as may be required to establish Crude Oil production.

•
Subject to the well drilled on the Selected Exploration Prospect establishing an economically viable development, drill such appraisal wells as may be deemed necessary and then procure and install such flowlines and facilities as may be required to establish Crude Oil production.

All Parties hereby acknowledge that they have read and understood the foregoing agreement and by their signature confirm that they have full and complete authority to execute this agreement.

IN WITNESS WHEREOF the parties hereto execute this agreement the day and year first above written.

Signed: _______________________________
Name: _______________________________
Title: _______________________________
For and on behalf of: SIGMUND OILFIELDS LIMITED
I have authority to bind the Company / Corporation
Date:  _______________________________

In the presence of:
Signature: ______________________________
Name: ____________________________________Date: ________________

Signed: _______________________________
Name: _______________________________
Title: _______________________________
For and on behalf of: ASHER ENERGY CORPORATION
I have authority to bind the Company / Corporation
Date:   _______________________________

In the presence of:
Signature: _________________________________

Name: ____________________________________Date: ________________

ASSET PURCHASE AGREEMENT
EXHIBIT C
BILL OF SALE

Bayo Odunuga, Patrick Okorodudu and Asher MHG Foundation (together, “Sellers”), for and in consideration of 105,000,000 shares of Common Stock in AsherXino Corporation, a Delaware corporation (“Buyer”), receipt of which is hereby acknowledged, do hereby grant, convey, sell, assign, and transfer over to Buyer the following assets:

All of Sellers’ Interest as defined in that certain Asset Purchase Agreement of even date herewith between Sellers and Buyer (the “Assets”).

Sellers represent that they have full and complete title and ownership of the Assets, have the right and authority to transfer said Assets to Buyer, and that the Assets have no liens, security interests or other encumbrances against them.

This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.  The parties have caused this Bill of Sale to be duly executed as of June 30, 2009.

SELLERS

Bayo Odunuga

________________________________

Patrick Okorodudu

________________________________

Asher MHG Foundation
By:  ________________________________
Name: Patrick Okorodudu
Title:  Chief Executive Officer